As filed with the Securities and Exchange Commission on July 8, 2020

Registration No. 333-231096

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

THE REPUBLIC OF KOREA

(Name of Registrant)

Name and Address of Authorized Representative in the United States:

Minsik Shin

Consul

Korean Consulate General

460 Park Avenue, 9th Floor

New York, New York 10022

Copies to:

Jinduk Han, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 19F, Ferrum Tower 19, Eulji-ro 5-gil, Jung-gu Seoul 04539, Korea	Alan L. Beller, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States of America

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

The securities being registered hereby are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement relates to US$3,000,000,000 aggregate principal amount of debt securities of The Republic of Korea to be offered from time to time as separate issues on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such offering. The prospectus constituting a part of this registration statement relates to (i) the debt securities registered hereunder and (ii) US$980,150,938 aggregate principal amount of debt securities registered under Registration Statement No.333-214726. Of such debt securities, The Republic of Korea has sold US$500,000,000 2.000% notes due 2024 and US$1,000,000,000 2.500% notes due 2029, and US$2,480,150,938 aggregate amount of debt securities remain unsold.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities.

SUBJECT TO COMPLETION, DATED JULY 8, 2020

PROSPECTUS

The Republic of Korea

Debt Securities

The Republic may offer up to US$2,480,150,938 of its debt securities for sale from time to time based on information contained in this prospectus and various prospectus supplements. The debt securities will constitute direct, general, unconditional and unsubordinated external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The debt securities will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other external indebtedness of the Republic.

The Republic will provide specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of debt securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2020.

CERTAIN DEFINED TERMS AND CONVENTIONS

Unless the context otherwise requires, all references to “Korea” or the “Republic” contained in this prospectus are to The Republic of Korea. All references to the “Government” are to the government of Korea.

Unless otherwise indicated, all references to “won”, “Won” or “~~W~~” contained in this prospectus are to the currency of Korea, and references to “U.S. dollars”, “Dollars”, “dollars”, “$” or “US$” are to the currency of the United States of America.

The fiscal year of the Republic ends on December 31 of each year. The fiscal year ended December 31, 2019 is referred to in this prospectus as “2019”, and other fiscal years are referred to in a similar manner.

Totals in some tables in this prospectus may differ from the sum of the individual items in those tables due to rounding.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the debt securities will become part of the Foreign Exchange Stabilization Fund established and managed under the Korean Foreign Exchange Transactions Act. The Foreign Exchange Stabilization Fund is used for:

•	selling and purchasing foreign currencies;

•	depositing or lending to The Bank of Korea, foreign governments, foreign central banks or other financial institutions inside and outside Korea;

•

guaranteeing debt incurred by The Bank of Korea, Korean institutions authorized to engage in foreign exchange business or foreign financial institutions in connection with foreign exchange transactions or engaging in derivatives transactions;

•	entrusting to Korean institutions authorized to engage in foreign exchange business to manage the Foreign Exchange Stabilization Fund; and

•

temporarily paying on behalf of the Government, foreign currency debt incurred by Korean institutions authorized to engage in foreign exchange business and guaranteed by the Government until payment is made by the Government using a contingency fund or supplementary budget.

THE REPUBLIC OF KOREA

Land and History

Territory and Population

Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic has a population of approximately 51 million people. The country’s largest city and capital, Seoul, has a population of about 10 million people.

Map of the Republic of Korea

Political History

Dr. Rhee Seungman, who was elected President in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics. The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun.

Responding to public demonstrations in 1987, the legislature revised the Constitution to provide for direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.

In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.

In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

In December 2002, the country elected Roh Moo Hyun as President. President Roh and his supporters left the Millennium Democratic Party in 2003 and formed a new party, the Uri Party, in November 2003. On August 15, 2007, 85 members of the National Assembly, previously belonging to the Uri Party, or the Democratic Party, formed the United New Democratic Party, or the UNDP. The Uri Party merged into the UNDP on August 20, 2007. In February 2008, the UNDP merged back into the Democratic Party. In December 2011, the Democratic Party merged with the Citizens Unity Party to form the Democratic United Party, which changed its name to the Democratic Party in May 2013.

In December 2007, the country elected Lee Myung-Bak as President. He commenced his term on February 25, 2008. On April 9, 2018, the Korean prosecutor’s office indicted former President Lee on 16 counts of corruption, including bribery, abuse of power, embezzlement and other irregularities.

In December 2012, the country elected Park Geun-hye as President. She commenced her term on February 25, 2013. On December 9, 2016, the National Assembly voted in favor of impeaching President Park for a number of alleged constitutional and criminal violations, including violation of the Constitution and abuse of power by allowing her confidant to exert influence on state affairs and allowing senior presidential aides to aid in her extortion from companies. President Park was suspended from power immediately, with the prime minister simultaneously taking over the role of acting President. On March 10, 2017, the Constitutional Court unanimously upheld the parliamentary vote to impeach President Park, triggering her immediate dismissal. On April 17, 2017, the Korean prosecutor’s office indicted former President Park on charges of bribery, abuse of power and coercion, among others. On August 24, 2018, the Seoul High Court found former President Park guilty on many of the charges, including bribery, abuse of power and coercion, and sentenced her to 25 years in prison and assessed a fine of Won 20 billion. Subsequently, in a decision rendered on August 29, 2019, the Supreme Court ordered the Seoul High Court to review its ruling and to handle former President Park’s bribery charges separately from her other charges, and the case is currently pending at the Seoul High Court.

A special election to elect a new President was held on May 9, 2017 and the country elected Moon Jae-in as President. He commenced his term on May 10, 2017. The Moon administration’s key policy priorities include:

•	investigating corruption involving high-ranking government officials, anti-corruption and reform of chaebol (Korean conglomerates);

•	denuclearization of and establishing peace on the Korean Peninsula and enhancing Korea’s core military strength in response to North Korea’s nuclear capabilities;

•	reducing fine dust emissions, closing old nuclear power plants and reexamining the construction of new nuclear power plants;

•	creating new jobs, resolving youth unemployment and enacting laws prohibiting discrimination against non-regular workers;

•	creating jobs for senior citizens, increasing basic pension and providing government subsidies for Alzheimer’s disease treatment; and

•	protecting small business owners and restricting establishment of large-scale stores and multi-complex shopping malls.

Government and Politics

Government and Administrative Structure

Governmental authority in the Republic is centralized and concentrated in a strong Presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the President, the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken and failing to do so automatically invalidates the emergency measures. In the case of martial law, the President may declare martial law without the consent of the National Assembly; provided, however, that the National Assembly may request the President to rescind such martial law.

The National Assembly exercises the country’s legislative power. The Constitution and the Election for Public Offices Act provide for the direct election of about 84% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than five seats in the direct election or receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the conference of Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years and all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

Administratively, the Republic comprises eight provinces, one special autonomous province (Jeju), one special city (Seoul), six metropolitan cities (Busan, Daegu, Incheon, Gwangju, Daejeon and Ulsan) and one special autonomous city (Sejong). From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Parties

The 21st legislative general election was held on April 15, 2020 and the term of the National Assembly members elected in the 21st legislative general election commenced on May 30, 2020. Currently, there are three major political parties: The Democratic Party of Korea, or the DPK, the United Future Party, or the UFP and the Justice Party, or the JP.

As of June 30, 2020, the parties controlled the following number of seats in the National Assembly:

	DPK	UFP	JP	Others	Total
Number of seats	176	103	6	15	300

Relations with North Korea

Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War began with the invasion of the Republic by communist forces from the north in 1950, which was repelled by the Republic and the United Nations forces led by the United States. Following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel in 1953.

North Korea maintains a military force estimated at more than a million regular troops, mostly concentrated near the northern side of the demilitarized zone, and approximately 7.6 million reserves. The Republic’s military forces, composed of approximately 599,000 regular troops and 3 million reserves, maintain a state of military preparedness along the southern side of the demilitarized zone. In addition, the United States has maintained its military presence in the Republic since the signing of the armistice and currently has approximately 28,500 troops stationed in the Republic. The Republic and the United States share a joint command structure over their military forces in Korea. In October 2014, the United States and the Republic agreed to implement a conditions-based approach to the dissolution of their joint command structure at an appropriate future date, which would allow the Republic to assume the command of its own armed forces in the event of war on the Korean peninsula.

The level of tension between the two Koreas has fluctuated and may increase abruptly as a result of current and future events. In particular, since the death of Kim Jong-il in December 2011, there has been increased uncertainty with respect to the future of North Korea’s political leadership and concern regarding its implications for political and economic stability in the region. Kim Jong-il’s third son, Kim Jong-eun, has assumed power as his father’s designated successor.

In addition, there have been heightened security concerns in recent years stemming from North Korea’s nuclear weapons and ballistic missile programs as well as its hostile military and other actions against Korea. Some of the significant incidents in recent years include the following:

•

From time to time, North Korea has conducted ballistic missile tests. In February 2016, North Korea launched a long-range rocket in violation of its agreement with the United States as well as United Nations sanctions barring it from conducting launches that use ballistic missile technology. Despite international condemnation, North Korea released a statement that it intends to continue its rocket launch program and it conducted a series of ballistic missile tests in 2016 and 2017. In response, the

United Nations Security Council issued unanimous statements condemning North Korea and agreeing to continue to closely monitor the situation and to take further significant measures, and in December 2017, unanimously passed a resolution extending existing sanctions that were imposed on North Korea.

•

North Korea renounced its obligations under the Nuclear Non-Proliferation Treaty in January 2003 and conducted three rounds of nuclear tests between October 2006 and February 2013. In January 2016, North Korea conducted a fourth nuclear test, claiming that the test involved its first hydrogen bomb. In September 2016, North Korea conducted a fifth nuclear test, claiming to have successfully detonated a nuclear warhead that could be mounted on ballistic missiles. In September 2017, North Korea announced that it successfully conducted its sixth nuclear test by detonating a hydrogen bomb designed to be mounted on an intercontinental ballistic missile, which resulted in increased tensions in the region and elicited strong objections worldwide. In response to such tests (as well as North Korea’s long-range ballistic missile program), the United Nations Security Council unanimously passed several rounds of resolutions condemning North Korea’s actions and significantly expanding the scope of the sanctions applicable to North Korea, while the United States and the European Union also imposed additional sanctions on North Korea.

•

In August 2015, two Korean soldiers were injured in a landmine explosion near the Korean demilitarized zone. Claiming the landmines were set by North Koreans, the Korean army re-initiated its propaganda program toward North Korea utilizing loudspeakers near the demilitarized zone. In retaliation, the North Korean army fired artillery rounds on the loudspeakers, resulting in the highest level of military readiness for both Koreas.

•

In March 2010, a Korean naval vessel was destroyed by an underwater explosion, killing many of the crewmen on board. The Government formally accused North Korea of causing the sinking, while North Korea denied responsibility. Moreover, in November 2010, North Korea fired more than one hundred artillery shells that hit Korea’s Yeonpyeong Island near the Northern Limit Line, which acts as the de facto maritime boundary between Korea and North Korea on the west coast of the Korean peninsula, causing casualties and significant property damage. The Government condemned North Korea for the attack and vowed stern retaliation should there be further provocation.

North Korea’s economy also faces severe challenges, which may further aggravate social and political pressures within North Korea. Although bilateral summit meetings were held between Korea and North Korea in April and May 2018 and between the United States and North Korea in June 2018, February 2019 and June 2019, there can be no assurance that the level of tension on the Korean peninsula will not escalate in the future or that such escalation will not have a material adverse impact on the Republic’s economy and us. Any further increase in tension, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between the Republic and North Korea break down or further military hostilities occur, could have a material adverse effect on the Republic’s economy and us. Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

Foreign Relations and International Organizations

The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners together with the United States.

The Republic belongs to a number of supranational organizations, including:

•	United Nations;

•	the International Monetary Fund, or the IMF;

•	the World Bank;

•	the Asian Development Bank, or the ADB;

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements;

•	the World Health Organization, or the WHO;

•	the World Trade Organization, or the WTO;

•	the International Atomic Energy Agency;

•	the Inter-American Development Bank, or the IDB;

•	the Organization for Economic Cooperation and Development, or the OECD; and

•	the Asian Infrastructure Investment Bank.

The Economy

The following table sets forth information regarding certain of the Republic’s key economic indicators for the periods indicated.

	As of or for the year ended December 31,
	2015		2016		2017		2018			2019
	(billions of dollars and trillions of Won, except percentages)
GDP Growth (at current prices)		6.1%		5.0%		5.5%		3.1	%(6)		1.1	%(6)
GDP Growth (at chained 2015 year prices)		2.8%		2.9%		3.2%		2.7	%(6)		2.0	%(6)
Inflation		0.7%		1.0%		1.9%		1.5%			0.4%
Unemployment(1)		3.6%		3.7%		3.7%		3.8%			3.8%
Trade Surplus(2)		$90.3		$89.2		$95.2		$69.7			$39.0
Foreign Currency Reserves		$368.0		$371.1		$389.3		$403.7			$408.8
External Liabilities(3)		$396.1		$382.2		$412.0		$441.2	(6)		$467.0	(6)
Fiscal Balance	~~W~~	(0.2)	~~W~~	16.9	~~W~~	24.0	~~W~~	31.2	(6)	~~W~~	12.0	(6)
Direct Internal Debt of the Government(4) (as % of GDP(5))		33.0%		34.2%		35.2%		35.6	%(6)		37.4	%(6)
Direct External Debt of the Government(4) (as % of GDP(5))		0.4%		0.4%		0.4%		0.4	%(6)		0.4	%(6)

(1)	Average for year.
(2)	Derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods includes insurance and freight cost.
(3)	Calculated under the criteria based on the sixth edition of the Balance of Payment Manual published by the International Monetary Fund in December 2010.
(4)	Does not include guarantees by the Government. See “—Debt—External and Internal Debt of the Government—Guarantees by the Government” for information on outstanding guarantees by the Government.
(5)	At chained 2015 year prices.
(6)	Preliminary.

Source: The Bank of Korea

Worldwide Economic and Financial Difficulties

In recent years, the global financial markets have experienced significant volatility as a result of, among other things:

•	the ongoing outbreak of the COVID-19 pandemic caused by a new strain of coronavirus, as further described below;

•	a deterioration in economic and trade relations between the United States and its major trading partners, including China;

•	increased uncertainties resulting from the United Kingdom’s exit from the European Union;

•	financial and social difficulties affecting many governments worldwide, in particular in southern Europe and Latin America;

•	the slowdown of economic growth in China and other major emerging market economies;

•	interest rate fluctuations as well as changes in policy rates by the U.S. Federal Reserve and other central banks;

•	political and social instability in various countries in the Middle East, including Iraq, Syria and Yemen; and

•	fluctuations in oil and commodity prices.

COVID-19, an infectious disease caused by severe acute respiratory syndrome coronavirus 2 that was first reported to have been transmitted to humans in late 2019 and was declared a “pandemic” by the WHO in March 2020, has spread globally over the course of 2020 to date and has led to significant global economic and financial disruptions, including an adverse impact on international trade and business activities. In addition, there has been significant volatility in global financial markets, including in Korea, due to the COVID-19 pandemic in recent months. See “—The Financial System—Securities Markets”. There is no guarantee that the stock prices of Korean companies will not decline in the future. Future declines in the index and large amounts of sales of Korean securities by foreign investors and subsequent repatriation of the proceeds of such sales may continue to adversely affect the value of the Won, the foreign currency reserves held by financial institutions in Korea, and the ability of Korean companies and banks to raise capital. Moreover, the value of the Won relative to major foreign currencies in general and the U.S. dollar in particular has fluctuated widely in 2020. A depreciation of the Won generally increases the cost of imported goods and services and the required amount of the Won revenue for Korean companies to service foreign currency-denominated debt.

In light of the high level of interdependence of the global economy, any of the foregoing developments could have a material adverse effect on the Korean economy and financial markets. In addition, in the event that difficult conditions in the global credit markets continue or the global economy continues to deteriorate in the future, the Korean economy could be adversely affected and Korean banks may be forced to fund their operations at a higher cost or may be unable to raise as much funding as they need to support their lending and other activities.

In addition to the global developments, domestic developments that could lead to or contribute to a material adverse effect on the Korean economy include, among other things, the following:

•

a slowdown in consumer spending and depressed consumer sentiment due to the outbreak of infectious diseases, such as the ongoing outbreak of the COVID-19 pandemic discussed above and the outbreak of the Middle East Respiratory Syndrome, or MERS, in May 2015, and national tragedies, such as the sinking of the Sewol passenger ferry in April 2014, which led to the death of hundreds of passengers;

•

increasing delinquencies and credit defaults by consumer and small- and medium-sized enterprise borrowers, which may occur due to, among others, the impact of the ongoing global outbreak of the COVID-19 pandemic;

•

steadily rising household debt consisting of housing loans and merchandise credit, which increased to approximately Won 1,600.1 trillion as of December 31, 2019 from Won 843.2 trillion as of December 31, 2010, primarily due to increases in mortgage loans and purchases with credit cards;

•

deterioration in economic or diplomatic relations between Korea and other countries resulting from territorial or trade disputes or disagreements in foreign policy (such as the ongoing trade disputes between Korea and Japan);

•

a substantial increase in the Korean government’s expenditures for pension and social welfare programs, due in part to an aging population (defined as the population of people aged 65 years or older) that accounts for approximately 14.9% of the Republic’s total population as of December 31, 2019, an increase from 7.2% as of December 31, 2000, and is expected to surpass 20.3% in 2025, which could lead to a Korean government budget deficit;

•	decreases in the market prices of Korean real estate; and

•	the occurrence of severe health epidemics that affect the livestock industry.

The first confirmed case of the COVID-19 disease in Korea was announced on January 20, 2020 and the subsequent spread of the disease has since resulted in more than 12,800 confirmed cases and the deaths of more than 280 people in Korea as of June 30, 2020. The Government has been implementing a number of measures in order to contain the spread of the COVID-19 disease, including, among others, a nationwide order for social distancing, implementation of strict self-isolation and quarantine measures for those who may be infected, or have a higher chance of being infected, and the temporary closure of all school facilities until the possibility of further contamination has subsided sufficiently. In addition, during the months of March, April and May of 2020, the Government has implemented the following measures, among others, in order to alleviate the adverse impact of the COVID-19 pandemic on the Korean economy and stabilize the financial markets:

•	lowering of The Bank of Korea’s policy rate from 1.25% to 0.75% in March 2020 and subsequently to 0.5% in May 2020 (See “—Monetary Policy—Interest Rates”);

•	execution of a bilateral currency swap agreement with the U.S. Federal Reserve for the provision of US$60 billion in exchange for the Republic’s Won-denominated treasury bonds;

•

injection of cash into corporate and financial markets in the form of loans, guarantees and maturity extensions to eligible banks and financial institutions, small- and medium business enterprises, small merchants and self-employed business owners facing liquidity crises; and

•	offer of emergency relief payments and expansion of social security contribution reliefs for those impacted by the COVID-19 pandemic.

However, the economic outlook for Korea and its financial services sector in 2020 and for the foreseeable future remains highly uncertain as a result of, among others, (i) uncertainty regarding the scope and duration of the COVID-19 outbreak and its lasting social, political and economic effects, which may last for a significant period of time, and the fiscal and monetary policies being implemented by the Government and regulatory authorities to alleviate such effects by increasing liquidity and supporting incomes, (ii) adverse conditions in the Korean and global economies and financial markets due to the COVID-19 pandemic and (iii) factors such as fluctuations in oil and commodity prices and interest and exchange rates, higher unemployment, lower consumer confidence and stock market volatility due to the impact of the COVID-19 pandemic.

Gross Domestic Product

GDP measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current market prices and “real” or “inflation-adjusted” terms. In March 2009, the Republic adopted a method known as the “chain-linked” measure of GDP, replacing the previous fixed-base, or “constant” measure of GDP, to show the real growth of the aggregate economic activity, as recommended by the System of National Accounts 1993. GDP at current market prices values a country’s output using the actual prices of each year, whereas the “chain-linked” measure of GDP is compiled by using “chained indices” linking volume growth between consecutive time periods. In March 2014, the Republic published a revised GDP calculation method by implementing the System of National Accounts 2008 and updating the reference year from 2005 to 2010 to align Korean national accounts statistics with the recommendations of the new international standards for compiling national economic accounts and to maintain comparability with other nations’ accounts. The main components of these revisions include, among other things, (i) recognizing expenditures for research and development and creative activity for the products of entertainment, literary and artistic originals as fixed investment, (ii) incorporating a wide array of new and revised source data such as the economic census, the population and housing census and 2010 benchmark input-output tables, which provide thorough and detailed information on the structure of the Korean economy, (iii) developing supply-use tables, which provide a statistical tool for ensuring consistency among the production, expenditure and income approaches to measuring GDP and (iv) recording merchandise trade transactions based on ownership changes rather than movements of goods across the national border. The Republic has updated the reference year from 2010 to 2015 in July 2019 to better align Korean national accounts statistics with the recommendations of the previously implemented System of National Accounts 2008 and to maintain comparability with other countries’ accounts.

The following table sets out the composition of the Republic’s GDP at current market and chained 2015 year prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product

	2015	2016	2017	2018(1)	2019(1)	As % of GDP 2019(1)
	(billions of Won)
Gross Domestic Product at Current Market Prices:
Private	804,812.4	834,804.8	872,791.4	908,273.7	929,728.0	48.6
Government	250,088.0	265,295.2	283,045.8	305,513.0	330,273.1	17.3
Gross Capital Formation	489,601.5	524,717.6	592,711.4	592,858.4	597,085.1	31.2
Exports of Goods and Services	712,775.7	698,621.0	751,428.5	788,279.0	762,252.1	39.8
Less Imports of Goods and Services	(599,257.2)	(582,659.1)	(664,278.8)	(701,150.7)	(705,937.8)	36.9
Statistical Discrepancy	0.0	0.0	0.0	(276.4)	563.1	0.0
Expenditures on Gross Domestic Product	1,658,020.4	1,740,779.6	1,835,698.2	1,893,497.0	1,913,963.6	100.0
Net Factor Income from the Rest of the World	5,186.2	6,363.9	7,482.6	4,955.7	17,678.1	0.9
Gross National Income(2)	1,663,206.6	1,747,143.5	1,843,180.9	1,898,452.7	1,931,641.7	100.9
Gross Domestic Product at Chained 2015 Year Prices:
Private	804,812.4	825,676.2	848,589.3	872,304.4	888,951.5	48.2
Government	250,088.0	261,162.3	271,428.7	286,644.8	305,315.7	16.6
Gross Capital Formation	489,601.5	520,296.3	576,996.7	566,376.1	552,228.6	29.9
Exports of Goods and Services	712,775.7	729,684.8	747,783.5	773,752.6	786,709.6	42.7
Less Imports of Goods and Services	(599,257.2)	(630,266.6)	(686,089.2)	(691,374.1)	(688,285.5)	(37.3)
Statistical Discrepancy	—	327.1	(1,130.3)	(2,511.7)	(2,805.2)	0.2
Expenditures on Gross Domestic Product(3)	1,658,020.4	1,706,880.3	1,760,811.5	1,807,735.9	1,844,489.9	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	5,186.2	6,177.2	7,084.6	4,519.5	16,257.3	0.9
Trading Gains and Losses from Changes in the Terms of Trade	0.0	23,569.7	25,915.5	3,272.8	(40,365.3)	(2.2)
Gross National Income(4)	1,663,206.6	1,736,627.2	1,793,818.4	1,815,558.4	1,820,450.4	98.7
Percentage Increase (Decrease) of GDP over Previous Year:
At Current Prices	6.1	5.0	5.5	3.1	1.1
At Chained 2015 Year Prices	2.8	2.9	3.2	2.7	2.0

(1)	Preliminary.
(2)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national income.
(3)	Under the “chain-linked” measure of GDP, the components of GDP will not necessarily add up to the total GDP.
(4)	Under the “chain-linked” measure of Gross National Income, the components of Gross National Income will not necessarily add up to the total Gross National Income.

Source: The Bank of Korea

The following table sets out the Republic’s GDP by economic sector at current market prices:

Gross Domestic Product by Economic Sector

(at current market prices)

	2015	2016	2017	2018(1)	2019(1)	As % of GDP 2019(1)
	(billions of Won)
Industrial Sectors:	599,438.1	629,410.8	672,178.8	680,553.1	663,369.5	34.7
Agriculture, Forestry and Fishing	33,225.2	32,361.7	33,974.3	34,528.9	32,408.5	1.7
Manufacturing, Mining and Quarrying	443,278.3	461,198.3	496,993.7	506,854.7	488,050.4	25.5
Mining and Quarrying	2,144.8	2,367.7	2,348.8	2,247.7	2,208.5	0.1
Manufacturing	441,133.5	458,830.6	494,644.9	504,607.0	485,841.9	25.4
Electricity, Gas and Water Supply	41,760.4	44,307.8	40,014.2	36,813.2	38,032.2	2.0
Construction	81,174.2	91,543.0	101,196.6	102,356.3	104,878.4	5.5
Services:	921,469.8	963,671.9	1,006,839.9	1,049,864.7	1,086,641.1	56.8
Wholesale and Retail Trade, Accommodation and Food Services	160,345.6	169,240.8	175,124.9	180,661.0	180,377.0	9.4
Transportation and Storage	58,499.6	58,803.1	58,283.7	57,088.1	59,182.2	3.1
Finance and Insurance	88,257.8	89,593.7	96,983.7	104,336.2	105,245.2	5.5
Real Estate	122,197.8	128,539.4	133,152.6	135,890.3	140,657.6	7.3
Information and Communication	69,789.1	74,469.7	76,712.2	79,242.9	82,112.2	4.3
Business Activities	141,918.6	147,218.4	154,495.4	161,832.1	170,753.9	8.9
Public Administration, Defense and Social Security	95,491.0	100,787.1	107,325.6	115,086.1	122,079.5	6.4
Education	82,133.7	84,528.3	87,880.4	90,933.2	93,732.5	4.9
Human Health and Social Work	63,337.3	68,704.8	74,706.8	80,937.0	87,813.8	4.6
Cultural and Other Services	39,499.3	41,786.5	42,174.6	43,857.8	44,687.3	2.3
Taxes Less Subsidies on Products	137,112.5	147,696.8	156,679.6	163,079.3	163,953.1	8.6
Gross Domestic Product at Current Market Prices	1,658,020.4	1,740,779.6	1,835,698.2	1,893,497.0	1,913,963.6	100.0
Net Factor Income from the Rest of the World	5,186.2	6,363.9	7,482.6	4,955.7	17,678.1	0.9
Gross National Income at Current Market Price	1,663,206.6	1,747,143.5	1,843,180.9	1,898,452.7	1,931,641.7	100.9

(1)	Preliminary.

Source: The Bank of Korea

The following table sets out the Republic’s GDP per capita:

Gross Domestic Product per capita

(at current market prices)

	2015	2016	2017	2018(1)	2019(1)
GDP per capita (thousands of Won)	32,501	33,988	35,740	36,691	37,014
GDP per capita (U.S. dollar)	28,724	29,287	31,605	33,346	31,754
Average Exchange Rate (in Won per U.S. dollar)	1,131.5	1,160.5	1,130.8	1,100.3	1,165.7

(1)	Preliminary.

Source: The Bank of Korea

The following table sets out the Republic’s Gross National Income, or GNI, per capita:

Gross National Income per capita

(at current market prices)

	2015	2016	2017	2018(1)	2019(1)
GNI per capita (thousands of Won)	32,602	34,112	35,886	36,787	37,356
GNI per capita (U.S. dollar)	28,814	29,394	31,734	33,434	32,047
Average Exchange Rate (in Won per U.S. dollar)	1,131.5	1,160.5	1,130.8	1,100.3	1,165.7

(1)	Preliminary.

Source: The Bank of Korea

The following table sets out the Republic’s GDP by economic sector:

Gross Domestic Product by Economic Sector

(at chained 2015 year prices)

	2015	2016	2017	2018(1)	2019(1)	As % of GDP 2019(1)
	(billions of Won)
Industrial Sectors:	599,438.1	615,346.0	640,516.9	654,072.8	660,959.8	35.8
Agriculture, Forestry and Fishing	33,225.2	31,353.2	32,059.8	32,540.4	33,307.2	1.8
Manufacturing, Mining and Quarrying	443,278.30	453,590.20	470,274.80	485,854.0	492,620.80	26.7
Mining and Quarrying	2,144.8	2,296.0	2,204.5	2,030.9	2,002.4	0.1
Manufacturing	441,133.5	451,294.2	468,070.3	483,823.1	490,626.5	26.6
Electricity, Gas and Water Supply	41,760.4	41,262.6	43,813.8	45,116.2	47,169.5	2.6
Construction	81,174.2	89,140.0	94,368.5	90,562.2	87,862.3	4.8
Services:	921,469.80	948,419.20	973,106.40	1,003,834.7	1,030,649.9	55.9
Wholesale and Retail Trade, Accommodation and Food Services	160,345.6	164,704.5	167,746.5	171,599.5	173,401.8	9.4
Transportation and Storage	58,499.6	58,713.7	60,289.1	61,888.5	62,033.8	3.4
Finance and Insurance	88,257.8	89,948.0	93,709.2	98,999.7	103,417.3	5.6
Real Estate	122,197.8	126,461.1	129,307.2	132,057.6	134,943.1	7.3
Information and Communication	69,789.1	73,517.0	75,814.3	78,941.7	81,872.4	4.4
Business Activities	141,918.6	145,077.1	147,949.8	150,522.3	153,597.2	8.3
Public Administration, Defense and Social Security	95,491.0	98,023.2	100,722.8	104,100.3	107,845.8	5.8
Education	82,133.7	83,160.6	84,806.1	86,440.9	87,447.3	4.7
Human Health and Social Work	63,337.3	67,974.6	72,330.1	78,160.0	84,627.4	4.6
Cultural and Other Services	39,499.3	40,839.4	40,495.8	41,218.1	41,447.6	2.2
Taxes Less Subsidies on Products	137,112.5	143,115.2	147,105.4	149,966.5	153,599.8	8.3
Gross Domestic Product(2)	1,658,020.4	1,706,880.3	1,760,811.5	1,807,735.9	1,844,489.9	100.0

(1)	Preliminary.
(2)	Under the “chain-linked” measure of GDP, the components of GDP will not necessarily add up to the total GDP.

Source: The Bank of Korea

GDP growth in 2015 was 2.8% at chained 2015 year prices, as aggregate private and general government consumption expenditures increased by 2.6%, gross domestic fixed capital formation increased by 5.4% and exports of goods and services increased by 0.2%, which more than offset an increase in imports of goods and services by 2.1%, each compared with 2014.

GDP growth in 2016 was 2.9% at chained 2015 year prices, as aggregate private and general government consumption expenditures increased by 3.0%, gross domestic fixed capital formation increased by 6.6% and exports of goods and services increased by 2.4%, which more than offset an increase in imports of goods and services by 5.2%, each compared with 2015.

GDP growth in 2017 was 3.2% at chained 2015 year prices, as aggregate private and general government consumption expenditures increased by 3.1%, gross domestic fixed capital formation increased by 9.8% and exports of goods and services increased by 2.5%, which more than offset an increase in imports of goods and services by 8.9%, each compared with 2016.

Based on preliminary data, GDP growth in 2018 was 2.7% at chained 2015 year prices, as aggregate private and general government consumption expenditures increased by 3.5% and exports of goods and services increased by 3.5%, which more than offset a decrease in gross domestic fixed capital formation by 2.4% and an increase in imports of goods and services by 0.8%, each compared with 2017.

Based on preliminary data, GDP growth in 2019 was 2.0% at chained 2015 year prices, as aggregate private and general government consumption expenditures increased by 3.1%, exports of goods and services increased by 1.7% and imports of goods and services decreased by 0.4%, which more than offset a decrease in gross domestic fixed capital formation by 3.3%, each compared with 2018.

Based on preliminary data, GDP growth in the first quarter of 2020 was 1.3% at chained 2015 year prices, as exports of goods and services increased by 4.9% and gross domestic fixed capital formation increased by 4.4%, which more than offset a decrease in aggregate private and general government consumption expenditures by 1.5% and an increase in imports of goods and services by 0.5%, each compared with the corresponding period of 2019.

The Government expects that GDP will be adversely affected in 2020, primarily due to the ongoing global outbreak of the COVID-19 pandemic.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production:

Industrial Production

(2015 = 100)

	Index Weight(1)	2015	2016	2017	2018	2019(2)
Industries	10,000.0	100.0	102.2	104.8	106.4	106.3
Mining and Manufacturing	9,532.3	100.0	102.3	104.7	106.1	106.1
Mining	31.6	100.0	103.4	100.2	89.5	85.3
Manufacturing	9,500.7	100.0	102.3	104.7	106.1	106.2
Food Products	505.9	100.0	102.7	102.9	104.1	107.1
Beverage Products	136.6	100.0	103.7	105.7	105.4	103.4
Tobacco Products	59.4	100.0	113.0	122.7	111.1	121.1
Textiles	136.2	100.0	98.5	95.2	88.7	83.6
Wearing Apparel, Clothing Accessories and Fur Articles	98.1	100.0	96.8	95.9	93.6	87.0
Tanning and Dressing of Leather, Luggage and Footwear	29.0	100.0	92.5	82.0	82.8	71.5
Wood and Products of Wood and Cork (Except Furniture)	34.2	100.0	99.3	103.7	95.3	86.3
Pulp, Paper and Paper Products	157.3	100.0	99.4	97.5	97.0	95.5
Printing and Reproduction of Recorded Media	48.8	100.0	101.3	102.0	100.4	94.9
Coke, hard-coal and lignite fuel briquettes and Refined Petroleum Products	194.4	100.0	106.9	114.8	117.0	114.7
Chemicals and Chemical Products	878.8	100.0	105.5	109.1	111.6	108.8
Pharmaceuticals, Medicinal Chemicals and Botanical Products	232.1	100.0	109.9	118.6	128.2	129.9
Rubber and Plastic Products	480.4	100.0	100.6	99.9	95.1	92.2
Non-metallic Minerals	258.6	100.0	109.0	111.3	107.3	104.0
Basic Metals	623.8	100.0	101.9	102.9	100.1	97.7
Fabricated Metal Products	544.8	100.0	102.1	96.6	88.9	88.5
Electronic Components, Computer, Radio, Television and Communication Equipment and Apparatuses	2,108.9	100.0	105.1	112.6	125.9	132.0
Medical, Precision and Optical Instruments, Watches and Clocks	344.5	100.0	101.1	119.5	136.1	120.9
Electrical Equipment	461.5	100.0	103.5	106.6	106.5	107.7
Other Machinery and Equipment	835.5	100.0	101.7	115.5	111.9	105.3
Motor Vehicles, Trailers and Semitrailers	966.2	100.0	97.6	95.1	93.9	93.1
Other Transport Equipment	263.4	100.0	88.8	68.0	61.6	71.7
Furniture	58.2	100.0	106.2	109.5	101.9	99.9
Other Products	44.1	100.0	104.4	108.2	102.9	106.4
Electricity, Gas	467.7	100.0	100.8	106.3	110.3	108.6
Total Index	10,000.0	100.0	102.2	104.8	106.4	106.3

(1)

Index weights were established on the basis of an industrial census in 2015 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.

(2)	Preliminary.

Source: The Bank of Korea; Korea National Statistical Office

Industrial production decreased by 0.3% in 2015, primarily due to decreased exports. Industrial production increased by 2.2% in 2016, primarily due to increased domestic consumption. Industrial production increased by 2.5% in 2017, primarily due to increased domestic consumption and exports. Industrial production increased by 1.5% in 2018, primarily due to increased domestic consumption and exports. Based on preliminary data, industrial production decreased by 0.1% in 2019, primarily due to decreased exports.

Manufacturing

The manufacturing sector decreased production by 0.3% in 2015, primarily due to decreased demand for other transport equipment, fabricated metal products, other machinery and equipment, and basic metals. The manufacturing sector increased production by 2.3% in 2016 and by 2.3% in 2017, primarily due to increased demand for consumer electronics products, electronic components (including semiconductors), communication equipment and chemical products, which more than offset decreased demand for motor vehicles, trailers and semitrailers. The manufacturing sector increased production by 1.3% in 2018, primarily due to increased demand for consumer electronics products and electronic components (including semiconductors). Based on preliminary data, the manufacturing sector increased production by 0.1% in 2019, primarily due to increased demand for consumer electronics products and electronic components (including semiconductors).

Automobiles. In 2015, automobile production increased by 0.7% and domestic sales volume recorded an increase of 7.7%, compared with 2014, primarily due to continued increase in domestic demand for recreational vehicles, and export sales volume recorded a decrease of 2.9%, compared with 2014, primarily due to decreased demand for automobiles in China, Russia, Eastern Europe and South America. In 2016, automobile production decreased by 7.2% and export sales volume recorded a decrease of 11.8%, compared with 2015, primarily due to the slowdown of the global economy, and domestic sales volume recorded an increase of 1.0%, compared with 2015, primarily due to the reduction of individual consumption tax on cars. In 2017, automobile production decreased by 2.7%, domestic sales volume recorded a decrease of 2.5% and exports sales volume recorded a decrease of 3.5%, compared with 2016, primarily due to decreased domestic production of automobiles resulting mainly from partial strikes by unionized workers of automobile manufacturers, increased overseas production and decreased exports to the United States and China. In 2018, automobile production decreased by 2.1%, domestic sales volume recorded a decrease of 0.5% and exports sales volume recorded a decrease of 3.2%, compared with 2017, primarily due to decreased domestic production of automobiles resulting mainly from partial strikes by unionized workers of automobile manufacturers and the restructuring of GM Korea’s production units and decreased exports to countries in South America and the Middle East. Based on preliminary data, in 2019, automobile production decreased by 1.9%, domestic sales volume recorded a decrease of 1.8% and export sales volume recorded a decrease of 2.0%, compared with 2018, primarily due to decreased domestic production of automobiles resulting mainly from partial strikes by unionized workers of automobile manufacturers, increased overseas production, decreased domestic demand for automobiles and decreased demand for automobiles in China.

Electronics. In 2015, electronics production amounted to ~~W~~316,600 billion, a decrease of 3.9% from the previous year, and exports amounted to US$172.9 billion, a decrease of 0.6% from the previous year, primarily due to adverse global economic conditions and the expansion of overseas production. In 2015, export sales of semiconductor memory chips constituted approximately 11.9% of the Republic’s total exports. In 2016, electronics production amounted to ~~W~~309,016 billion, a decrease of 2.4% from the previous year, and exports amounted to US$162.5 billion, a decrease of 6.0% from the previous year, primarily due to continued adverse global economic conditions and the expansion of overseas production. In 2016, export sales of semiconductor memory chips constituted approximately 12.6% of the Republic’s total exports. In 2017, electronics production amounted to ~~W~~342,755 billion, an increase of 10.9% from the previous year, and exports amounted to US$197.6 billion, an increase of 21.6% from the previous year, primarily due to increases in demand for semiconductors, organic light-emitting diode, or OLED, display panels and computers. In 2017, export sales of semiconductor memory chips constituted approximately 17.4% of the Republic’s total exports. In 2018, electronics production amounted to ~~W~~365,548 billion, an increase of 6.6% from the previous year, and exports amounted to US$220.3 billion, an increase of 11.5% from the previous year, primarily due to increases in demand for semiconductors and lithium-ion batteries. In 2018, export sales of semiconductor memory chips constituted approximately 21.2% of the Republic’s total exports. Based on preliminary data, in 2019, electronic production amounted to ~~W~~321,868 billion, a decrease of 11.9% from the previous year, and exports amounted to US$176.9 billion, a decrease of 19.7% from the previous year, primarily due to a significant decrease in semiconductor prices. In 2019, export sales of semiconductor memory chips constituted approximately 17.6% of the Republic’s total exports.

Iron and Steel. In 2015, crude steel production totaled 69.7 million tons, a decrease of 2.6% from 2014, and domestic sales volume of iron and steel products increased by 0.6% but export sales volume of iron and steel products decreased by 2.2%, primarily due to excess supply from China and adverse conditions in the global shipbuilding and construction industries. In 2016, crude steel production totaled 68.6 million tons, a decrease of 1.6% from 2015, and export sales volume of iron and steel products decreased by 1.8%, primarily due to intensified export competition and adverse conditions in the global shipbuilding and construction industries, but domestic sales volume of iron and steel products increased by 2.2%, primarily due to the recovery of the domestic construction industry. In 2017, crude steel production totaled 71.1 million tons, an increase of 3.7% from 2016, and export sales volume of iron and steel products increased by 2.3%, primarily due to an increase in global demand for crude steel products but domestic sales volume of iron and steel products decreased by 1.2%, primarily due to adverse conditions in the domestic shipbuilding and automobile industries. In 2018, crude steel production totaled 72.5 million tons, an increase of 1.9% from 2017, primarily due to the recovery of the domestic shipbuilding industry, but export sales volume of iron and steel products decreased by 3.9%, primarily due to restrictions on imports of steel products imposed by the United States, Canada and the European Union. Based on preliminary data, in 2019, crude steel production totaled 71.4 million tons, a decrease of 1.5% from 2018, primarily due to adverse conditions in the construction and shipbuilding industries, and export sales volume of iron and steel products decreased by 0.2%, primarily due to continued restrictions on imports of steel products imposed by the United States, Canada and the European Union.

Shipbuilding. In 2015, the Republic’s shipbuilding orders amounted to approximately 11 million compensated gross tons, a decrease of 15.4% compared to 2014, primarily due to the continued downturn in the domestic and global shipbuilding industry. In 2016, the Republic’s shipbuilding orders amounted to approximately 2 million compensated gross tons, a decrease of 81.8% compared to 2015, primarily due to the continued adverse conditions in the domestic and global shipbuilding industry. In 2017, the Republic’s shipbuilding orders amounted to approximately 8 million compensated gross tons, an increase of 300% compared to 2016, primarily due to increased demand for LNG carriers, bulk carriers and container carriers. In 2018, the Republic’s shipbuilding orders amounted to approximately 13 million compensated gross tons, an increase of 62.5% compared to 2017, primarily due to increased demand for LNG carriers, oil tankers and container carriers. Based on preliminary data, in 2019, the Republic’s shipbuilding orders amounted to approximately 9 million compensated gross tons, a decrease of 30.8% compared to 2018, primarily due to decreased demand for container carriers and bulk carriers, which more than offset increased demand for LNG carriers.

Agriculture, Forestry and Fisheries

The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.

Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness as a result of the continued opening of the domestic agricultural market.

In 2015, rice production increased 2.4% from 2014 to 4.3 million tons. In 2016, rice production decreased 2.3% from 2015 to 4.2 million tons. In 2017, rice production decreased 5.3% from 2016 to 4.0 million tons. In 2018, rice production decreased 2.5% from 2017 to 3.9 million tons. In 2019, rice production decreased 5.1% from 2017 to 3.7 million tons. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs.

The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

In 2015, the agriculture, forestry and fisheries industry decreased by 0.2% compared to 2014, primarily due to unfavorable weather conditions. In 2016, the agriculture, forestry and fisheries industry decreased by 5.6% compared to 2015, primarily due to unfavorable weather conditions and a decrease in fishing catch. In 2017, the agriculture, forestry and fisheries industry increased by 2.3% compared to 2016, primarily due to an increase in aquafarming production. Based on preliminary data, in 2018, the agriculture, forestry and fisheries industry increased by 1.5% compared to 2017, primarily due to an increase in livestock production. Based on preliminary data, in 2019, the agriculture, forestry and fisheries industry increased by 2.4% compared to 2018, primarily due to an increase in farming and livestock production.

Construction

In 2015, the construction industry increased by 6.2% compared to 2014, primarily due to an increase in the construction of private residential and commercial buildings. In 2016, the construction industry increased by 9.8% compared to 2015, primarily due to an increase in the construction of private residential and commercial buildings. In 2017, the construction industry increased by 5.9% compared to 2016, primarily due to an increase in the construction of residential and commercial buildings. Based on preliminary data, in 2018, the construction industry decreased by 4.0% compared to 2017, primarily due to a decrease in the construction of residential and commercial buildings. Based on preliminary data, in 2019, the construction industry decreased by 3.0% compared to 2018, primarily due to a continued decrease in the construction of residential buildings.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Primary Energy Supply	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents(1), except ratios)
2015	286.9	272.0	94.8
2016	293.8	277.9	94.6
2017	302.1	284.0	94.0
2018	307.5	288.1	93.7
2019(2)	303.4	283.4	93.4

(1)	Conversion to tons of oil equivalents was calculated based on energy conversion factors under the Energy Act Enforcement Decree as amended in July 2017.
(2)	Preliminary.

Source: Korea Energy Economics Institute; Korea National Statistical Office

Korea has almost no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.

To reduce its dependence on oil and gas imports, the Government has encouraged energy conservation and energy source diversification emphasizing nuclear energy. The following table sets out the principal primary sources of energy supplied in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Primary Energy Supply by Source

	Coal		Petroleum		Nuclear		Others(1)		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
	(millions of tons of oil equivalents(2), except percentages)
2015	85,401	29.8	109,090	38.0	34,765	12.1	57,675	20.1	286,931	100.0
2016	81,499	27.7	117,606	40.0	34,181	11.6	60,493	20.6	293,778	100.0
2017	86,177	28.5	119,400	39.5	31,615	10.5	64,874	21.5	302,066	100.0
2018	86,651	28.2	118,521	38.5	28,437	9.2	73,892	24.0	307,501	100.0
2019(3)	82,075	27.0	117,579	38.7	31,079	10.2	72,714	24.0	303,446	100.0

(1)	Includes natural gas, hydroelectric power and renewable energy.
(2)	Conversion to tons of oil equivalents was calculated based on energy conversion factors under the Energy Act Enforcement Decree as amended in July 2017.
(3)	Preliminary.

Source: Korea Energy Economics Institute; The Bank of Korea

The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. As of December 31, 2019, the Republic had 24 nuclear plants with a total estimated nuclear power installed generating capacity of 23,250 megawatts and four nuclear plants under construction. In December 2017, the Government released the “Eighth Basic Plan relating to the Long-Term Supply and Demand of Electricity” which serves as the guideline for stable medium- and long-term supply of electric power. The objectives of the Eighth Basic Plan include, among other things, (i) increasing efforts to address environmental and safety concerns, including reducing greenhouse gas emission and yellow dust, (ii) decreasing the portion of electricity supplied using nuclear and coal energy sources including through suspension of construction of new nuclear power plants, permanent closing of old coal-fired generation units and converting coal-fired generation units into LNG-fired generation units, (iii) increasing the portion of electricity supplied from renewable energy, in particular solar and wind power, and (iv) promoting the replacement of coal with LNG as an energy source by reducing the gap in expenses incurred in using the respective fuel types, for example, by adjusting the consumption tax rates applicable to the respective fuel types. The Government plans to expand infrastructure to supply natural gas to households, pursue a long-term strategy of overseas energy development projects to ensure supply stability, increase clean and renewable energy and provide support for research and development pertaining to green technologies. Since the release of the Eighth Basic Plan, the Government has reiterated its policy to slowly phase out power generation from nuclear and coal energy sources and increase the use of renewable energy sources. The Government plans to establish more detailed guidelines and set specific targets for reducing reliance on nuclear and coal power generation in the upcoming years. To that end, the Government commenced preparation of the Ninth Basic Plan in March 2019 and aims to issue the finalized plan by the end of 2020.

Services Sector

In 2015, the service industry increased by 3.1% compared to 2014 as the finance and insurance sector increased by 7.5%, the business activities sector increased by 5.0% and the health and social work sector increased by 4.7%, each compared with 2014. In 2016, the service industry increased by 2.9% compared to 2015 as the health and social work sector increased by 7.3%, the wholesale and retail trade, restaurants and hotels sector increased by 2.7% and the finance and insurance sector increased by 1.9%, each compared with 2015. In 2017, the service industry increased by 2.6% compared to 2016 as the health and social work sector increased by 6.4%, the finance and insurance sector increased by 4.2% and the public administration and defense sector increased by 2.8%, each compared with 2016. Based on preliminary data, in 2018, the service industry increased by 3.2% compared to 2017 as the health and social work sector increased by 8.1%, the finance and insurance sector increased by 5.6% and the public administration and defense sector increased by 3.4%, each compared with 2017. Based on preliminary data, in 2019, the service industry increased by 2.7% compared to 2018 as the health and social work sector increased by 8.3%, the public administration and defense sector increased by 3.6% and the finance and insurance sector increased by 4.5%, each compared with 2018.

Prices, Wages and Employment

The following table shows selected price and wage indices and unemployment rates:

	Producer Price Index(1)	Increase (Decrease) Over Previous Year	Consumer Price Index(1)	Increase (Decrease) Over Previous Year	Wage Index(1)(2)		Increase (Decrease) Over Previous Year		Unemployment Rate(1)(3)
	(2015=100)	(%)	(2015=100)	(%)	(2015=100)		(%)		(%)
2015	100.0	(4.0)	100.0	0.7	100.0		2.9		3.6
2016	98.2	(1.8)	101.0	1.0	104.2		4.2		3.7
2017	101.6	3.5	102.9	1.9	106.4		2.1		3.7
2018	103.5	1.9	104.5	1.5	113.6		6.8		3.8
2019	103.5	0.0	104.9	0.4	N/A	(4)	N/A	(4)	3.8

(1)	Average for year.
(2)	Nominal wage index of average earnings in manufacturing industry.
(3)	Expressed as a percentage of the economically active population.
(4)	Not available.

Source: The Bank of Korea; Korea National Statistical Office

In 2015, the inflation rate decreased to 0.7%, primarily due to lower oil prices. In 2016, the inflation rate increased to 1.0%, primarily due to increases in agricultural and livestock product prices and private service fees, which more than offset a decrease in oil prices. In 2017, the inflation rate increased to 1.9%, primarily due to increases in the prices of agricultural and livestock products and oil. In 2018, the inflation rate decreased to 1.5%, primarily due to a slowdown in the growth rate of agricultural goods and oil prices. In 2019, the inflation rate decreased to 0.4%, primarily due to decreases in the prices of agricultural and livestock products and oil. Based on preliminary data, the inflation rate was 1.2% in the first quarter of 2020.

In 2015, the unemployment rate increased to 3.6%, primarily due to the sluggishness of the domestic economy. In 2016, the unemployment rate increased to 3.7%, primarily due to the continued sluggishness of the domestic economy. In 2017, the unemployment rate remained unchanged at 3.7%. In 2018, the unemployment rate increased to 3.8%, primarily due to the continued sluggishness of the domestic economy. In 2019, the unemployment rate remained constant at 3.8%. Based on preliminary data, the unemployment rate was 4.2% in the first quarter of 2020.

From 1992 to 2009, the economically active population of the Republic increased by approximately 24.8% to 24.3 million, while the number of employees increased by approximately 23.7% to 23.5 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 61% and 63% over the past decade. Literacy among workers under 50 is almost universal. As of December 31, 2019, the economically active population of the Republic was 28.2 million and the number of employees was 27.1 million.

The following table shows selected employment information by industry and by gender:

	2015	2016	2017	2018	2019
	(all figures in percentages, except as indicated)
Labor force (in thousands of persons)	26,178	26,409	26,725	26,822	27,123
Employment by Industry:
Agriculture, Forestry and Fishing	5.1	4.9	4.8	5.0	5.1
Mining and Manufacturing	17.6	17.2	17.2	16.9	16.4
S.O.C. & Services	77.2	77.9	78.0	78.1	78.5
Electricity, Transport, Communication and Finance	11.8	11.8	11.4	11.8	11.7
Business, Private & Public Service and Other Services	35.4	36.3	36.4	36.5	37.4
Construction	7.0	7.0	7.4	7.6	7.4
Wholesale & Retail Trade, Hotels and Restaurants	23.0	22.9	22.8	22.2	22.0

Total Employed	100.0	100.0	100.0	100.0	100.0

Employment by Gender:
Male	57.7	57.6	57.5	57.3	57.0
Female	42.3	42.4	42.5	42.7	43.0

Total Employed	100.0	100.0	100.0	100.0	100.0

Source: The Bank of Korea

Pursuant to certain amendments to the Labor Standards Act that became effective on July 1, 2018, the maximum working hours of employees is in the process of being reduced from 68 hours per week to 52 hours per week, and the number of special industries that are exempt from restrictions on maximum working hours will be significantly reduced. This new maximum working hours restriction under the amended Labor Standards Act is in effect for workplaces with 300 or more workers from July 1, 2018, and has been extended to workplaces with 50 or more but fewer than 300 workers from January 1, 2020, and will further be extended to workplaces with five or more but fewer than 50 workers from July 1, 2021.

Approximately 11.8% of the Republic’s workers were unionized as of December 31, 2018. Labor unrest in connection with demands by unionized workers for better wages and working conditions and greater job security occur from time to time in the Republic. Some of the significant incidents in the past several years include the following:

•

In April 2015, tens of thousands of members of the Korean Confederation of Trade Unions, which includes teacher and civil servant union groups, went on general strike demanding that the Government scrap its plans to reform the labor market and pension program for public workers.

•

In September 2016, unionized subway and railroad workers launched a joint nationwide strike, the first in 22 years, demanding that the Government scrap its proposed merit pay system for subway and railroad workers.

•

In October 2016, unionized workers at Hyundai Motor went on full strike, the first in 12 years, demanding higher wages, while unionized workers at Kia Motors Corporation, or Kia Motors, went on partial strike protesting the wage gap between workers at Kia Motors and workers at Hyundai Motor.

•

In September 2017, several thousand unionized workers at KBS and MBC, Korea’s two largest television and radio broadcasters, went on strike, which lasted several months, to protest against alleged management interference in news coverage and unfair labor practices.

•	In 2017, unionized workers at Hyundai Motor went on a series of partial strikes demanding higher wages and bonuses.

•	In July 2018, unionized workers at Hyundai Heavy Industries went on full strike demanding higher wages.

•	In May 2019, unionized bus drivers launched a nationwide strike seeking higher wages and increased manpower in time for the 52-hour work week that was implemented in July 2019.

•	In September 2019, unionized workers at GM Korea went on full strike, the first in more than 20 years, demanding higher wages and protesting against GM Korea’s restructuring plans.

•	In October and November 2019, several thousand members of the National Railroad Workers’ Union went on full strike demanding a normalization of wages and requesting the hiring of additional personnel.

Actions such as these by labor unions may hinder implementation of the labor reform measures and disrupt the Government’s plans to create a more flexible labor market. Although much effort is being expended to resolve labor disputes in a peaceful manner, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

In 1997, the Korean Confederation of Trade Unions organized a political alliance, which led to the formation of the Democratic Labor Party in January 2000. The Democratic Labor Party merged with The New People’s Participation Party and changed its name to The Unified Progressive Party, or the UPP, in December 2011. In October 2012, the UPP split and seven UPP members of the National Assembly and their supporters formed a new party, the Progressive Justice Party, which changed its name to the Justice Party in July 2013. In December 2014, the Constitutional Court ordered the dissolution of the UPP and the removal of the party’s five lawmakers from the National Assembly for violating the Republic’s Constitution after certain of its members were convicted of trying to instigate an armed rebellion and supporting North Korea. In the legislative general election held on April 13, 2016, the Justice Party won six seats in the National Assembly, and the members-elect began their four-year terms on May 30, 2016. As of June 30, 2020, the Justice Party held six seats in the National Assembly.

The Financial System

Structure of the Financial Sector

The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

•	financial investment companies;

•	credit guarantee institutions;

•	venture capital companies; and

•	miscellaneous others.

To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. The Government also strengthened confidentiality protection for private financial transactions.

In July 2007, the Korean National Assembly passed the Financial Investment Services and Capital Markets Act, or the FSCMA, under which various industry-based capital markets regulatory systems were consolidated into a single regulatory system. The FSCMA, which became effective in February 2009, expands the scope of permitted investment-related financial products and activities through expansive definitions of financial instruments and function-based regulations that allow financial investment companies to offer a wider range of financial services, as well as strengthening investor protection and disclosure requirements.

Prior to the effective date of the FSCMA, separate laws regulated various types of financial institutions depending on the type of the financial institution (for example, securities companies, futures companies, trust business companies and asset management companies) and subjected financial institutions to different licensing and ongoing regulatory requirements (for example, under the Securities and Exchange Act, the Futures Business Act and the Indirect Investment Asset Management Business Act). By applying one uniform set of rules to financial businesses having the same economic function, the FSCMA attempts to improve and address issues caused by the previous regulatory system under which the same economic function relating to capital markets-related business were governed by multiple regulations. To this end, the FSCMA categorizes capital markets-related businesses into six different functions as follows:

•	investment dealing (trading and underwriting of financial investment products);

•	investment brokerage (brokerage of financial investment products);

•	collective investment (establishment of collective investment schemes and the management thereof);

•	investment advice;

•	discretionary investment management; and

•	trusts (together with the five businesses set forth above, the Financial Investment Businesses).

Accordingly, all financial businesses relating to financial investment products are reclassified as one or more of the Financial Investment Businesses described above, and financial institutions are subject to the regulations applicable to their relevant Financial Investment Businesses, irrespective of what type of financial institution it is. For example, under the FSCMA, derivative businesses conducted by securities companies and future companies are subject to the same regulations, at least in principle.

The banking business and the insurance business are not subject to the FSCMA and will continue to be regulated under separate laws; provided, however, that they are subject to the FSCMA if their activities involve any Financial Investment Businesses requiring a license based on the FSCMA.

Banking Industry

The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in the Republic since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2019, there were six nationwide banks, six regional banks, two internet banks and 36 foreign banks with branches operating in the Republic.

Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include (i) The Korea Development

Bank, (ii) The Export-Import Bank of Korea, (iii) The Industrial Bank of Korea, (iv) SuHyup Bank and (v) NongHyup Bank. The Government has made capital contributions to three of these specialized banks as follows:

•

The Korea Development Bank: the Government owns directly all of its paid-in capital and has made capital contributions since its establishment in 1954. Recent examples include the Government’s contributions to its capital of ~~W~~2,055 billion in 2015, ~~W~~308 billion in 2016, ~~W~~395 billion in 2017, ~~W~~170 billion in 2018 and ~~W~~555 billion in 2019. Taking into account these capital contributions, its total paid-in capital was ~~W~~18,663 billion as of December 31, 2019.

•

The Export-Import Bank of Korea: the Government owns, directly and indirectly, all of its paid-in capital and has made capital contributions since its establishment in 1976. Recent examples include the Government’s contributions to its capital of ~~W~~1,130 billion in 2015, ~~W~~1,620 billion in 2016, ~~W~~1,417 billion in 2017, ~~W~~0 billion in 2018 and ~~W~~56 billion in 2019. Taking into account these capital contributions, its total paid-in capital was ~~W~~11,871 billion as of December 31, 2019.

•

The Industrial Bank of Korea: the Government owned, directly and indirectly, 56.5% of its common shares and all of its preferred shares as of December 31, 2019. The Government had owned all of the issued share capital of The Industrial Bank of Korea until 1994, but the Government’s minimum share ownership requirement was repealed in 1997, and the Government has since periodically adjusted its ownership percentage in the Industrial Bank of Korea through transactions involving the purchase and sale of its common shares. In 2015, the Industrial Bank of Korea issued an aggregate of 3,184,713 new common shares to the Government for ~~W~~40 billion in cash. In March 2016, the Industrial Bank of Korea issued an aggregate of 3,576,857 new common shares to the Government for ~~W~~40 billion in cash. In March 2019, the Industrial Bank of Korea issued an aggregate of 14,965,579 new shares to the Government for ~~W~~200 billion in cash. In September 2019, the Industrial Bank of Korea issued an aggregate of 2,212,585 new shares to the Government for ~~W~~25 billion in cash. Taking into account such transactions, the Government’s total paid-in capital was ~~W~~1,899 billion as of December 31, 2019.

The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Services Commission amended banking regulations several times to adopt more stringent criteria for non-performing assets that more closely followed international standards.

The following table sets out the total loans (including loans in Won and loans in foreign currencies) and non-performing assets of Korean banks as of the dates indicated.

	Total Loans	Non-Performing Assets(1)	Percentage of Total
	(trillions of won)		(percentage)
December 31, 2015	1,664.3	30.0	1.8
December 31, 2016	1,732.9	24.6	1.4
December 31, 2017	1,775.9	21.1	1.2
December 31, 2018	1,872.6	18.2	1.0
December 31, 2019(2)	1,980.6	15.3	0.8

(1)	Assets classified as substandard or below.
(2)	Preliminary.

Source: Financial Supervisory Service

In 2015, these banks posted an aggregate net profit of ~~W~~4.4 trillion, compared to an aggregate net profit of ~~W~~6.8 trillion in 2014, primarily due to increased loan loss provisions. In 2016, these banks posted an aggregate net profit of ~~W~~3.0 trillion, compared to an aggregate net profit of ~~W~~4.4 trillion in 2015, primarily due to increased loan loss provisions. In 2017, these banks posted an aggregate net profit of ~~W~~11.2 trillion, compared to an aggregate net profit of ~~W~~3.0 trillion in 2016, primarily due to decreased loan loss provisions and increased net interest income. In 2018, these banks posted an aggregate net profit of ~~W~~15.6 trillion, compared to an aggregate net profit of ~~W~~11.2 trillion in 2017, primarily due to increased net interest income and decreased loan loss provisions, which more than offset a decrease in net non-interest income. Based on preliminary data, in 2019, these banks posted an aggregate net profit of ~~W~~14.4 trillion, compared to an aggregate net profit of ~~W~~15.6 trillion in 2018, primarily due to losses on investments in subsidiaries and associates in 2019 compared to gains on investments in subsidiaries and associates in 2018, which more than offset decreased loan loss provisions.

Non-Bank Financial Institutions

Non-bank financial institutions include:

•	savings institutions, including trust accounts of banks, mutual savings banks, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

•	life insurance institutions; and

•	credit card companies.

As of December 31, 2019, 79 mutual savings banks, 24 life insurance institutions, which includes joint venture life insurance institutions and wholly-owned subsidiaries of foreign life insurance companies, and eight credit card companies operated in the Republic.

Money Markets

In the Republic, the money markets consist of the call market and markets for a wide range of other short-term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets

On January 27, 2005, the Korea Exchange was established pursuant to the now repealed Korea Securities and Futures Exchange Act by consolidating the Korea Stock Exchange, the Korea Futures Exchange, the KOSDAQ Stock Market, Inc., or the KOSDAQ, and the KOSDAQ Committee of the Korea Securities Dealers Association, which had formerly managed the KOSDAQ. There are three major markets operated by the Korea Exchange: the KRX KOSPI Market, the KRX KOSDAQ Market, and the KRX Derivatives Market. The Korea Exchange has two trading floors located in Seoul, one for the KRX KOSPI Market and one for the KRX KOSDAQ Market, and one trading floor in Busan for the KRX Derivatives Market. The Korea Exchange is a joint stock company with limited liability, the shares of which are held by (i) financial investment companies that were formerly members of the Korea Futures Exchange or the Korea Stock Exchange and (ii) the stockholders of the KOSDAQ. Currently, the Korea Exchange is the only stock exchange in Korea and is operated by membership, having as its members Korean financial investment companies and some Korean branches of foreign financial investment companies.

The Korea Exchange publishes the Korea Composite Stock Price Index every ten seconds, which is an index of all equity securities listed on the Korea Exchange. The Korea Composite Stock Price Index is computed using the aggregate value method, whereby the market capitalizations of all listed companies are aggregated, subject to certain adjustments, and this aggregate is expressed as a percentage of the aggregate market capitalization of all listed companies as of the base date, January 4, 1980.

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated:

December 30, 2015	1,960.3
January 29, 2016	1,912.1
February 29, 2016	1,916.7

March 31, 2016	1,995.8
April 29, 2016	1,994.2
May 31, 2016	1,983.4
June 30, 2016	1,970.4
July 29, 2016	2,016.2
August 31, 2016	2,034.7
September 30, 2016	2,043.6
October 31, 2016	2,008.2
November 30, 2016	1,983.5
December 29, 2016	2,026.5
January 31, 2017	2,067.6
February 28, 2017	2,091.6
March 31, 2017	2,160.2
April 28, 2017	2,205.4
May 31, 2017	2,347.4
June 30, 2017	2,391.8
July 31, 2017	2,402.7
August 31, 2017	2,363.2
September 29, 2017	2,394.5
October 31, 2017	2,523.4
November 30, 2017	2,476.4
December 28, 2017	2,467.5
January 31, 2018	2,566.5
February 28, 2018	2,427.4
March 30, 2018	2,445.9
April 30, 2018	2,515.4
May 31, 2018	2,423.0
June 29, 2018	2,326.1
July 31, 2018	2,295.3
August 31, 2018	2,322.9
September 28, 2018	2,343.1
October 31, 2018	2,029.7
November 30, 2018	2,096.9
December 28, 2018	2,041.0
January 31, 2019	2,204.9
February 28, 2019	2,195.4
March 29, 2019	2,140.7
April 30, 2019	2,203.6
May 31, 2019	2,041.7
June 28, 2019	2,130.6
July 31, 2019	2,024.6
August 30, 2019	1,967.8
September 30, 2019	2,063.1
October 31, 2019	2,083.5
November 29, 2019	2,088.0
December 30, 2019	2,197.7
January 31, 2020	2,119.0
February 28, 2020	1,987.0
March 31, 2020	1,754.6
April 29, 2020	1,947.6
May 29, 2020	2,029.6
June 30, 2020	2,108.3

As liquidity and credit concerns and volatility in the global financial markets increased significantly since September 2008, there was a significant overall decline in the stock prices of Korean companies during the fourth quarter of 2008 and first half of 2009 and the index has fluctuated since then. During the first quarter of 2020, there was a significant overall decline in the stock prices of Korean companies due to deteriorating market conditions domestically and abroad due to the ongoing global outbreak of the COVID-19 pandemic. The index was 2,158.9 on July 8, 2020.

Supervision System

The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Supervisory Service. The Financial Services Commission acts as the executive body over the Financial Supervisory Service. The Financial Services Commission reports to, but operates independently of, the Prime Minister’s office.

The Ministry of Economy and Finance focuses on financial policy and foreign currency regulations. The Bank of Korea manages monetary policy focusing on price stabilization.

Deposit Insurance System

The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

Since January 2001, deposits at any single financial institution are insured only up to ~~W~~50 million per person regardless of the amount deposited.

The Government excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and gradually increased the insurance premiums payable by insured financial institutions.

Monetary Policy

The Bank of Korea

The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

Inflation targeting is the basic system of operation for Korean monetary policy. The consumer price index is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces the “Bank of Korea Base Rate”, the reference rate applied in transactions such as repurchase agreements between The Bank of Korea and its financial institution counterparts. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates

On July 9, 2010, The Bank of Korea raised the policy rate to 2.25% from 2.0%, which was further raised to 2.5% on November 16, 2010, in response to signs of inflationary pressures and the continued growth of domestic economy. On January 13, 2011, The Bank of Korea raised the policy rate to 2.75%, which was further increased to 3.0% on March 10, 2011 and to 3.25% on June 10, 2011, in response to inflationary pressures driven mainly by rises in the prices of petroleum products and farm products. The Bank of Korea lowered its policy rate to 3.0% from 3.25% on July 12, 2012, which was further lowered to 2.75% on October 11, 2012, 2.5% on May 9, 2013, 2.25% on August 14, 2014, 2.0% on October 15, 2014, 1.75% on March 12, 2015, 1.5% on June 11, 2015

and 1.25% on June 9, 2016, in order to address the sluggishness of the global and domestic economy. On November 30, 2017, The Bank of Korea raised its policy rate to 1.5% from 1.25%, which was further raised to 1.75% on November 30, 2018, in response to signs of inflationary pressures and the continued growth of the global and domestic economy. The Bank of Korea lowered its policy rate to 1.5% from 1.75% on July 18, 2019 and to 1.25% from 1.5% on October 16, 2019 to address the sluggishness of the global and domestic economy. On March 16, 2020, The Bank of Korea further lowered its policy rate to 0.75% from 1.25%, which was further lowered to 0.5% on May 28, 2020, in response to deteriorating economic conditions resulting from the ongoing global outbreak of the COVID-19 pandemic.

With the deregulation of interest rates on banks’ demand deposits on February 2, 2004, The Bank of Korea completed the interest rate deregulation based upon the “Four-Stage Interest Rate Liberalization Plan” announced in 1991. The prohibition on the payment of interest on ordinary checking accounts was, however, maintained.

Money Supply

The following table shows the volume of the Republic’s money supply:

	December 31,
	2015	2016	2017	2018	2019
	(billions of Won)
Money Supply (M1)(1)	708,452.9	795,531.1	849,862.4	865,851.8	952,922.8
Quasi-money(2)	1,538,922.1	1,611,928.0	1,680,491.2	1,834,510.6	1,960,686.8
Money Supply (M2)(3)	2,247,375.0	2,407,459.1	2,530,353.6	2,700,362.4	2,913,609.6
Percentage Increase Over Previous Year	8.2%	7.1%	5.1%	6.7%	7.9%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.
(2)

Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

(3)	Money Supply (M2) is the sum of Money Supply (M1) and quasi-money.

Source: The Bank of Korea

Exchange Controls

Authorized foreign exchange banks, as registered with the Ministry of Economy and Finance, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

Korean laws and regulations generally require a report to either the Ministry of Economy and Finance, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.

In September 1998, the National Assembly passed the Foreign Exchange Transactions Act, which became effective in April 1999 and has subsequently been amended numerous times. In principle, most currency and capital transactions, including, among others, the following transactions, have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.

To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Economy and Finance is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Effective as of January 1, 2006, the Government liberalized the regulations governing “capital transactions”. The regulations provide that no regulatory approvals are required for any capital transactions. The capital transactions previously subject to approval requirements are now subject only to reporting requirements.

In January 2010, the Financial Supervisory Services released FX Derivative Transactions Risk Management Guideline to prevent over-hedging of foreign exchange risk by corporate investors. According to the guideline, as amended in December 2014, if a corporate investor, other than a financial institution or a public enterprise, wishes to enter into a currency forward, currency option, foreign exchange swap or currency swap agreement with a bank, the bank is required to verify whether the corporate investor’s assets, liabilities or contracts face foreign exchange risks that could be mitigated by a currency forward, currency option, foreign exchange swap or currency swap agreement. In addition, the bank is required to ensure that the corporate investor’s risk hedge ratio, which is the ratio of the aggregate notional amount to the aggregate amount of risk, does not exceed 100%.

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:

Won/U.S. Dollar Exchange Rate
December 31, 2015	1,172.0
January 29, 2016	1,208.4
February 29, 2016	1,235.4
March 31, 2016	1,153.5
April 29, 2016	1,143.9
May 31, 2016	1,190.6
June 30, 2016	1,164.7
July 31, 2016	1,125.7
August 31, 2016	1,118.5

Won/U.S. Dollar Exchange Rate
September 30, 2016	1,096.3
October 31, 2016	1,145.2
November 30, 2016	1,168.5
December 30, 2016	1,208.5
January 31, 2017	1,157.8
February 28, 2017	1,132.1
March 31, 2017	1,116.1
April 28, 2017	1,130.1
May 31, 2017	1,123.9
June 30, 2017	1,139.6
July 31, 2017	1,119.1
August 31, 2017	1,122.8
September 29, 2017	1,146.7
October 31, 2017	1,125.0
November 30, 2017	1,082.4
December 29, 2017	1,071.4
January 31, 2018	1,071.5
February 28, 2018	1,071.0
March 30, 2018	1,066.5
April 30, 2018	1,076.2
May 31, 2018	1,081.3
June 29, 2018	1,121.7
July 31, 2018	1,116.7
August 31, 2018	1,108.8
September 28, 2018	1,112.7
October 31, 2018	1,140.6
November 30, 2018	1,121.8
December 31, 2018	1,118.1
January 31, 2019	1,117.2
February 28, 2019	1,117.8
March 29, 2019	1,137.8
April 30, 2019	1,158.2
May 31, 2019	1,190.0
June 28, 2019	1,156.8
July 31, 2019	1,182.0
August 30, 2019	1,215.2
September 30, 2019	1,201.3
October 31, 2019	1,168.4
November 29, 2019	1,179.3
December 31, 2019	1,157.8
January 31, 2020	1,183.5
February 28, 2020	1,215.9
March 31, 2020	1,222.6
April 29, 2020	1,225.2
May 29, 2020	1,239.4
June 30, 2020	1,200.7

During the period from January 2, 2008 through April 16, 2009, the value of the Won relative to the U.S. dollar declined by approximately 29.9%, due primarily to adverse economic conditions resulting from liquidity and credit concerns and volatility in the global credit and financial markets and repatriations by foreign investors of their investments in the Korean stock market. The exchange rate between the Won and the U.S. Dollar has fluctuated since then. During the first quarter of 2020, the value of the Won relative to the U.S. dollar declined significantly, due primarily to the impact of the ongoing global outbreak of the COVID-19 pandemic. The market average exchange rate was Won 1,192.9 to US$1.00 on July 8, 2020.

Balance of Payments and Foreign Trade

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

The following table sets out certain information with respect to the Republic’s balance of payments:

Balance of Payments(1)

Classification	2015	2016	2017	2018	2019(4)
	(millions of dollars)
Current Account	105,118.6	97,923.7	75,230.9	77,466.5	59,971.2
Goods	120,275.0	116,461.7	113,592.9	110,086.8	76,856.0
Exports(2)	543,082.5	511,926.1	580,310.2	626,266.5	561,962.6
Imports(2)	422,807.5	395,464.4	466,717.3	516,179.7	485,106.6
Services	(14,625.8)	(17,338.4)	(36,734.1)	(29,369.4)	(23,020.8)
Income	4,454.6	4,567.1	5,336.9	4,901.9	12,198.8
Current Transfers	(4,985.2)	(5,766.7)	(6,964.8)	(8,152.8)	(6,062.8)
Capital and Financial Account	102,724.3	99,765.1	84,398.5	77,251.1	60,886.3
Capital Account	(60.2)	(46.2)	(26.8)	316.7	(64.2)
Financial Account(3)	102,784.5	99,811.3	84,425.3	76,934.4	60,950.5
Net Errors and Omissions	(2,273.9)	1,933.8	9,221.2	(848.8)	1,043.5

(1)

Figures are prepared based on the sixth edition of the Balance of Payment Manual published by International Monetary Fund in December 2010 and implemented by the Government in December 2013. In December 2018, The Bank of Korea revised the Republic’s balance of payments information to capture new economic activities and reflect the changes in raw data.

(2)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(3)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
(4)	Preliminary.

Source: The Bank of Korea

The current account surplus in 2018 increased to US$77.5 billion from the current account surplus of US$75.2 billion in 2017, primarily due to a decrease in deficit from the service account, which more than offset decreases in surpluses from the current transfers account and the goods account. The current account surplus in

2019 decreased to US$60.0 billion from the current account surplus of US$77.5 billion in 2018, primarily due to a decrease in surplus from the goods account, which more than offset an increase in surplus from the income account and a decrease in deficit from the services account. Based on preliminary data, the current account surplus in the first quarter of 2020 increased to US$13.6 billion from the current account surplus of US$12.2 billion in the corresponding period of 2019, primarily due to an increase in surplus from the income account and a decrease in deficit from the services account, which more than offset a decrease in surplus from the goods account.

Foreign Direct Investment

Since 1960, the Government has adopted a broad range of related laws, administrative rules and regulations, providing a framework for the conduct and regulation of foreign investment activities. In September 1998, the Government promulgated the Foreign Investment Promotion Act, or the FIPA, which replaced previous foreign direct investment related laws, rules and regulations, to promote inbound foreign investments by providing incentives to, and facilitating investment activities in the Republic by, foreign nationals. The FIPA prescribes, among others, procedural requirements for inbound foreign investments, incentives for foreign investments such as tax reductions, and requirements relating to designation and development of foreign investment target regions. The Government believes that providing a stable and receptive environment for foreign direct investment will accelerate the inflow of foreign capital, technology and management techniques.

The following table sets forth information regarding annual foreign direct investment in the Republic for the periods indicated.

Foreign Direct Investment

	2015	2016	2017	2018	2019(2)
	(billions of dollars)
Contracted and Reported Investment
Greenfield Investment(1)	14.1	15.0	15.7	20.0	15.9
Merger & Acquisition	6.8	6.3	7.2	6.9	7.4

Total	20.9	21.3	22.9	26.9	23.3

Actual Investment	16.6	10.8	13.8	17.3	13.1

(1)	Includes building new factories and operational facilities.
(2)	Preliminary.

Source: Ministry of Trade, Industry and Energy

In 2018, the contracted and reported amount of foreign direct investment in the Republic increased to US$26.9 billion from US$22.9 billion in 2017, primarily due to an increase in foreign investment in the manufacturing sector to US$10.0 billion in 2018 from US$7.2 billion in 2017.

Based on preliminary data, in 2019, the contracted and reported amount of foreign direct investment in the Republic decreased to US$23.3 billion from US$26.9 billion in 2018, primarily due to a decrease in foreign investment in the manufacturing sector to US$8.2 billion in 2019 from US$10.0 billion in 2018.

The following table sets forth information regarding the source of foreign direct investment by region and country for the periods indicated:

Foreign Direct Investment by Region and Country

	2015	2016	2017	2018	2019
	(billions of dollars)
North America
U.S.A.	5.5	3.9	4.7	5.9	6.8
Others	2.9	1.4	1.6	1.9	1.7

	8.4	5.3	6.3	7.8	8.6
Asia
Japan	1.7	1.2	1.8	1.3	1.4
Hong Kong	1.5	2.1	1.8	1.5	1.9
Singapore	2.5	2.3	1.8	1.5	1.3
China	2.0	2.0	0.8	2.7	1.0
Others	0.7	0.5	2.0	2.4	1.0

	8.4	8.1	8.2	9.4	6.6
European Union
Malta	0.7	4.1	1.1	2.6	1.5
Netherlands	0.5	1.5	1.7	1.4	1.7
England	0.3	0.4	2.2	1.2	2.1
Germany	0.5	0.3	0.7	0.5	0.4
France	0.1	0.2	0.3	0.7	0.1
Luxembourg	0.2	0.2	0.2	0.2	0.1
Others	0.4	0.8	1.1	2.4	1.4

	2.7	7.5	7.3	9.0	7.4
Others regions and countries	1.4	0.4	1.1	0.6	0.7

Total	20.9	21.3	22.9	26.9	23.3

Source: Ministry of Trade, Industry and Energy

Trade Balance

Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.

The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

	Exports(1)	As % of GDP(2)	Imports(1)	As % of GDP(2)	Balance of Trade	Exports as % of Imports
	(billions of dollars, except percentages)
2015	526.8	36.0%	436.5	29.8%	90.3	120.7
2016	495.4	33.0%	406.2	27.1%	89.2	122.0
2017	573.7	35.3%	478.5	29.5%	95.2	119.9
2018	604.9	35.2%	535.2	31.1%	69.7	113.0
2019(3)	542.2	33.0%	503.3	30.7%	38.9	107.7

(1)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods includes insurance and freight cost.
(2)	At current market prices.
(3)	Preliminary.

Source: The Bank of Korea; Korea Customs Service

The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP and, accordingly, the international economic environment is of crucial importance to the Republic’s economy. See “—The Economy—Worldwide Economic and Financial Difficulties”.

The following tables give information regarding the Republic’s exports and imports by major commodity groups:

Exports by Major Commodity Groups (C.I.F.)(1)

	2015	As % of 2015 Total	2016	As % of 2016 Total	2017	As % of 2017 Total	2018	As % of 2018 Total	2019(2)	As % of 2019 Total(2)
	(billions of dollars, except percentages)
Foods & Consumer Goods	6.8	1.3	7.4	1.5	7.8	1.4	7.9	1.3	8.2	1.5
Raw Materials and Fuels	39.5	7.5	33.0	6.7	43.1	7.5	55.1	9.1	48.8	9.0
Petroleum & Derivatives	32.4	6.1	26.8	5.4	35.4	6.2	47.0	7.8	41.3	7.6
Others	7.1	1.3	6.2	1.3	7.7	1.3	8.1	1.3	7.5	1.4
Light Industrial Products	35.4	6.7	35.4	7.1	36.0	6.3	35.8	5.9	34.2	6.3
Heavy & Chemical Industrial Products	445.1	84.5	419.7	84.7	486.8	84.9	506.1	83.7	451.0	83.2
Electronic & Electronic Products	170.5	32.4	159.4	32.2	192.0	33.5	214.8	35.5	171.4	31.6
Chemicals & Chemical Products	55.9	10.6	55.3	11.2	65.7	11.5	74.0	12.2	67.4	12.4
Metal Goods	41.4	7.9	39.9	8.1	46.9	8.2	48.1	8.0	44.1	8.1
Machinery & Precision Equipment	57.3	10.9	55.2	11.1	63.3	11.0	69.4	11.5	67.6	12.5
Transport Equipment	112.8	21.4	101.0	20.4	108.8	19.0	87.4	14.4	87.7	16.2
Passenger Cars	41.7	7.9	37.5	7.6	38.8	6.8	38.2	6.3	40.5	7.5
Ship & Boat	38.8	7.4	33.5	6.8	41.4	7.2	20.7	3.4	19.5	3.6
Others	32.3	6.1	30.0	6.1	28.6	5.0	28.4	4.7	27.7	5.1
Others	7.2	1.4	8.9	1.8	10.1	1.8	12.5	2.1	12.7	2.3

Total	526.8	100.0	495.4	100.0	573.7	100.0	604.9	100.0	542.2	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods includes insurance and freight costs.
(2)	Preliminary.

Source: The Bank of Korea; Korea Customs Service

Imports by Major Commodity Groups (C.I.F.)(1)

	2015	As % of 2015 Total	2016	As % of 2016 Total	2017	As % of 2017 Total	2018	As % of 2018 Total	2019(2)	As % of 2019 Total(2)
	(billions of dollars, except percentages)
Industrial Materials and Fuels	219.0	50.2	191.0	47.0	233.1	48.7	279.0	52.1	254.0	50.5
Crude Petroleum	55.1	12.6	44.3	10.9	59.6	12.5	80.4	15.0	70.3	14.0
Mineral	17.6	4.0	15.5	3.8	20.3	4.2	22.0	4.1	21.7	4.3
Chemicals	39.6	9.1	39.1	9.6	44.0	9.2	50.0	9.3	47.0	9.3
Iron & Steel Products	21.2	4.9	18.9	4.7	20.3	4.2	19.7	3.7	19.8	3.9
Non-ferrous Metal	11.6	2.7	10.7	2.6	12.1	2.5	12.8	2.4	12.0	2.4
Others	74.0	16.9	62.5	15.4	76.8	16.1	94.1	17.6	83.2	16.5
Capital Goods	150.8	34.5	147.8	36.4	171.8	35.9	174.6	32.6	164.9	32.8
Machinery & Precision Equipment	49.1	11.2	47.8	11.8	63.1	13.2	60.5	11.3	50.7	10.1
Electric & Electronic Machines	87.5	20.0	84.9	20.9	95.8	20.0	100.4	18.8	100.4	20.0
Transport Equipment	12.4	2.8	13.0	3.2	10.8	2.3	11.5	2.1	11.6	2.3
Others	1.9	0.4	2.1	0.5	2.1	0.4	2.2	0.4	2.1	0.4
Consumer Goods	66.7	15.3	67.4	16.6	73.6	15.4	81.6	15.2	84.5	16.8
Cereals	6.9	1.6	6.2	1.5	6.0	1.3	6.8	1.3	6.9	1.4
Goods for Direct Consumption	17.1	3.9	17.8	4.4	19.7	4.1	22.3	4.2	22.2	4.4
Consumer Durable Goods	26.6	6.1	27.0	6.6	30.0	6.3	32.2	6.0	34.5	6.9
Consumer Nondurable Goods	16.0	3.7	16.4	4.0	17.9	3.7	20.3	3.8	20.9	4.2

Total	436.5	100.0	406.2	100.0	478.5	100.0	535.2	100.0	503.3	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods includes insurance and freight costs.
(2)	Preliminary.

Source: The Bank of Korea; Korea Customs Service

In 2015, the Republic recorded a trade surplus of US$90.3 billion. Exports decreased by 8.0% to US$526.8 billion in 2015 from US$572.7 billion in 2014, primarily due to adverse global economic conditions. Imports decreased by 16.9% to US$436.5 billion in 2015 from US$525.5 billion in 2014, primarily due to a decrease in oil prices, which also decreased unit prices of major raw materials.

In 2016, the Republic recorded a trade surplus of US$89.2 billion. Exports decreased by 6.0% to US$495.4 billion in 2016 from US$526.8 billion in 2015, primarily due to the continued slowdown of the global economy. Imports decreased by 6.9% to US$406.2 billion in 2016 from US$436.5 billion in 2015, primarily due to a continued decrease in oil prices, which also led to decreased unit prices of other major raw materials.

In 2017, the Republic recorded a trade surplus of US$95.2 billion. Exports increased by 15.8% to US$573.7 billion in 2017 from US$495.4 billion in 2016, primarily due to increased demand for semiconductors and steel products. Imports increased by 17.8% to US$478.5 billion in 2017 from US$406.2 billion in 2016, primarily due to an increase in oil prices, which also led to increased unit prices of other major raw materials, and increased imports of machinery, precision equipment and electronic machines.

In 2018, the Republic recorded a trade surplus of US$69.7 billion. Exports increased by 5.4% to US$604.9 billion in 2018 from US$573.7 billion in 2017, primarily due to increased demand for semiconductors and petroleum products. Imports increased by 11.8% to US$535.2 billion in 2018 from US$478.5 billion in 2017, primarily due to an increase in oil prices, which also led to increased unit prices of other major raw materials.

Based on preliminary data, the Republic recorded a trade surplus of US$38.9 billion in 2019. Exports decreased by 10.4% to US$542.2 billion in 2019 from US$604.9 billion in 2018, primarily due to a significant decrease in semiconductor prices. Imports decreased by 6.0% to US$503.3 billion in 2019 from US$535.2 billion in 2018, primarily due to a decrease in oil prices, which also led to decreased unit prices of other major raw materials.

Based on preliminary data, the Republic recorded a trade surplus of US$10.6 billion in the first quarter of 2020. Exports decreased by 1.4% to US$130.8 billion in the first quarter of 2020 from US$132.7 billion in the corresponding period of 2019, primarily due to adverse global economic conditions resulting mainly from the ongoing global outbreak of the COVID-19 pandemic. Imports decreased by 1.4% to US$122.1 billion in the first quarter of 2020 from US$123.8 billion in the corresponding period of 2019, primarily due to a decrease in oil prices, which also led to decreased unit prices of other major raw materials, as well as decreased domestic consumption, which were mainly attributed to the ongoing global outbreak of the COVID-19 pandemic.

The following table sets forth the Republic’s exports trading partners:

Exports

	2015	As % of 2015 Total	2016	As % of 2016 Total	2017	As % of 2017 Total	2018	As % of 2018 Total	2019(1)	As % of 2019 Total(1)
	(millions of dollars, except percentages)
China	137,123.9	26.0	124,432.9	25.1	142,120.0	24.8	162,125.1	26.8	136,202.5	25.1
United States	69,832.1	13.3	66,462.3	13.4	68,609.7	12.0	72,719.9	12.0	73,343.9	13.5
Japan	25,576.5	4.9	24,355.0	4.9	26,816.1	4.7	30,528.6	5.0	28,420.2	5.2
Hong Kong	30,418.2	5.8	32,782.4	6.6	39,112.3	6.8	45,996.4	7.6	31,912.9	5.9
Singapore	15,011.2	2.8	12,458.9	2.5	11,651.9	2.0	11,782.2	1.9	12,768.0	2.4
Vietnam	27,770.8	5.3	32,630.5	6.6	47,753.8	8.3	48,622.1	8.0	48,177.7	8.9
Taiwan	12,004.3	2.3	12,220.5	2.5	14,898.4	2.6	20,783.5	3.4	15,666.3	2.9
India	12,029.6	2.3	11,596.3	2.3	15,055.5	2.6	15,606.2	2.6	15,096.3	2.8
Indonesia	7,872.4	1.5	6,608.5	1.3	8,403.7	1.5	8,833.2	1.5	7,650.1	1.4
Mexico	10,891.9	2.1	9,720.8	2.0	10,932.6	1.9	11,458.2	1.9	10,927.0	2.0
Australia	10,830.6	2.1	7,500.7	1.5	19,861.6	3.5	9,610.4	1.6	7,890.6	1.5
Russia	4,685.7	0.9	4,768.8	1.0	6,906.6	1.2	7,320.9	1.2	7,774.1	1.4
Germany	6,220.2	1.2	6,443.0	1.3	8,483.8	1.5	9,372.7	1.5	8,685.7	1.6
Others(1)	156,489.1	29.7	143,445.3	29.0	153,088.4	26.7	150,100.2	24.8	137,717.3	25.4

Total	526,756.5	100.0	495,425.9	100.0	573,694.4	100.0	604,859.7	100.0	542,232.6	100.0

(1)	Preliminary.
(2)	Includes more than 200 countries and regions.

Source: The Bank of Korea; Korea Customs Service

The following table sets forth the Republic’s imports trading partners:

Imports

	2015	As % of 2015 Total	2016	As % of 2016 Total	2017	As % of 2017 Total	2018	As % of 2018 Total	2019(1)	As % of 2019 Total(1)
	(millions of dollars, except percentages)
China	90,250.3	20.7	86,980.1	21.4	97,860.1	20.5	106,488.6	19.9	107,228.7	21.3
Japan	45,853.8	10.5	47,466.6	11.7	55,124.7	11.5	54,603.7	10.2	47,580.9	9.5
United States	44,024.4	10.1	43,215.9	10.6	50,749.4	10.6	58,868.3	11.0	61,878.6	12.3
Saudi Arabia	19,561.5	4.5	15,741.7	3.9	19,590.5	4.1	26,335.8	4.9	21,840.6	4.3
Qatar	16,474.8	3.8	10,081.3	2.5	11,267.1	2.4	16,293.6	3.0	13,036.6	2.6
Australia	16,437.8	3.8	15,175.9	3.7	19,159.7	4.0	20,718.6	3.9	20,608.2	4.1
Germany	20,956.5	4.8	18,917.0	4.7	19,748.7	4.1	20,854.0	3.9	19,936.9	4.0
Kuwait	8,973.4	2.1	7,262.3	1.8	9,594.0	2.0	12,794.3	2.4	10,771.1	2.1
Taiwan	16,653.9	3.8	16,403.1	4.0	18,073.0	3.8	16,738.4	3.1	15,717.7	3.1
United Arab Emirates	8,614.7	2.0	6,941.1	1.7	9,557.1	2.0	9,287.4	1.7	8,991.1	1.8
Indonesia	8,850.4	2.0	8,285.3	2.0	9,571.0	2.0	11,161.2	2.1	8,819.8	1.8
Malaysia	8,609.4	2.0	7,507.8	1.8	8,714.7	1.8	10,205.7	1.9	9,279.9	1.8
Others(2)	131,238.1	30.1	122,214.8	30.1	149,468.3	31.2	170,852.9	31.9	157,652.8	31.3

Total	436,499.0	100.0	406,192.9	100.0	478,478.3	100.0	535,202.4	100.0	503,342.9	100.0

(1)	Preliminary.
(2)	Includes more than 200 countries and regions.

Source: The Bank of Korea; Korea Customs Service

The outbreak of severe health epidemics in Korea and various parts of the world, in particular the ongoing global outbreak of the COVID-19 pandemic, raises significant uncertainty about prospects for international trade and economic growth for affected countries, as well as world economic prospects in general. See “—The Economy—Worldwide Economic and Financial Difficulties”. The COVID-19 pandemic, among others, has disrupted global supply chains, lowered equity market valuations, caused a sharp contraction in global economic activity, increased market volatility and led to a rise in unemployment levels. In the medium- to long-term, if the spread of the COVID-19 outbreak is prolonged or if there are significant subsequent outbreaks of the COVID-19 pandemic, the long-term prospects for Korea’s economy and financial markets and of many other countries, including Korea’s major trading partners, will be adversely affected, resulting in an economic downturn that would further reduce the demand for many of the Republic’s products and services. In addition, the outbreak of other similar diseases that give rise to similar effects in the future may have an adverse effect on Korean and world economies and on international trade. In order to contain further spread of such epidemics and to prevent the outbreak of similar epidemics in the future, the Government continues to cooperate actively with regional and international efforts to develop and implement various measures to combat such outbreaks. The extent to which the COVID-19 pandemic continues to impact Korea and its economy will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the ongoing outbreak of the COVID-19 pandemic as well as the efficacy of actions taken by governmental authorities, central banks and other third parties around the world in response to the pandemic.

In recent years and in 2020, the value of the Won relative to the U.S. dollar and Japanese Yen has fluctuated widely, in particular due to the impact of the ongoing global outbreak of the COVID-19 pandemic. See “—The Economy—Worldwide Economic and Financial Difficulties”. An appreciation of the Won against the U.S. dollar and Japanese Yen increases the Won value of the Republic’s export sales and diminishes the price-competitiveness of export goods in foreign markets in U.S. dollar and Japanese Yen terms, respectively.

However, it also decreases the cost of imported raw materials in Won terms and the cost in Won of servicing the Republic’s U.S. dollar and Japanese Yen denominated debt. In general, when the Won appreciates, export dependent sectors of the Korean economy, including automobiles, electronics and shipbuilding, suffer from the resulting pressure on the price-competitiveness of export goods, which may lead to reduced profit margins and loss in market share, more than offsetting a decrease in the cost of imported raw materials. If the export dependent sectors of the Korean economy suffer reduced profit margins or a net loss, it could result in a material adverse effect on the Korean economy.

Since the Government announced its plans to pursue free trade agreements, or FTAs, in 2003, the Republic has entered into FTAs with key trading partners. The Republic has had bilateral FTAs in effect with Chile since 2004, Singapore since 2006, India since 2010, Peru since 2011, the United States since 2012, Turkey since 2013, Australia since 2014, Canada, China, New Zealand and Vietnam since 2015 and Colombia since July 2016. In March 2017, the Republic signed a regional FTA with each of Panama, Costa Rica, Guatemala, Honduras, El Salvador and Nicaragua. The Republic is currently in negotiations with a number of other key trading partners. In addition, the Republic has had regional FTAs in effect with the European Free Trade Association since 2006, the Association of Southeast Asian Nations since 2009 and the European Union since 2011 and is currently negotiating additional regional FTAs, including one with China and Japan. The Republic and the United States completed revisions to their bilateral FTA, which became effective in January 2019.

Non-Commodities Trade Balance

The Republic had non-commodities trade deficits of US$15.2 billion in 2015, US$18.5 billion in 2016, US$49.0 billion in 2017 and US$32.6 billion in 2018. Based on preliminary data, the Republic had a non-commodities trade deficit of US$16.9 billion in 2019.

Foreign Currency Reserves

The foreign currency reserves are external assets that are readily available to and controlled by monetary authorities for meeting balance of payments financing needs and for other related purposes. The following table shows the Republic’s total official foreign currency reserves:

Total Official Reserves

	December 31,
	2015	2016	2017	2018	2019
	(millions of dollars)
Gold	$4,794.8	$4,794.8	$4,794.8	$4,794.8	$4,794.8
Foreign Exchange(1)	358,513.8	361,701.4	379,476.6	393,332.5	397,876.1

Total Gold and Foreign Exchange	363,308.6	366,496.2	384,271.3	398,127.2	402,670.9

Reserve Position at IMF	1,411.8	1,727.5	1,621.1	2,140.4	2,792.9
Special Drawing Rights	3,241.4	2,878.0	3,374.3	3,426.6	3,352.4

Total Official Reserves	$367,961.9	$371,101.6	$389,266.7	$403,694.3	$408,816.2

(1)	More than 95% of the Republic’s foreign currency reserves are comprised of convertible foreign currencies.

Source: The Bank of Korea; International Monetary Fund

The Government’s foreign currency reserves increased to US$262.2 billion as of December 31, 2007 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows. In 2008, the Government’s foreign currency reserves decreased, falling to US$201.2 billion as of December 31, 2008, partially as a result of the Government’s use of the foreign currency reserve to provide foreign currency liquidity to Korean financial institutions. The Government’s foreign currency reserves increased to US$368.0 billion as of December 31, 2015, US$371.1 billion as of December 31, 2016, US$389.3 billion as of December 31, 2017, US$403.7 billion as of December 31, 2018 and US$408.8 billion as of December 31, 2019, primarily due to continued trade surpluses and capital inflows. The amount of the Government’s foreign currency reserve was US$400.2 billion as of March 31, 2020.

Government Finance

The Ministry of Economy and Finance prepares the Government budget and administers the Government’s finances.

The Government’s fiscal year commences on January 1. The Government must submit the budget, which is drafted by the Minister of Economy and Finance and approved by the President of the Republic, to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

2018 budgeted revenues increased by 6.4% to ~~W~~416.1 trillion from ~~W~~391.2 trillion in 2017, led by an increase in budgeted tax revenues (including revenues from social security contributions, taxes on goods and services and taxes on income, profits and capital gains). 2018 budgeted expenditures and net lending increased by 5.2% to ~~W~~397.7 trillion from ~~W~~378.2 trillion in 2017, led by increases in budgeted expenditures on the agriculture, forestry and fisheries industry, welfare services for senior citizens, children, unemployed people and temporary workers, health and medical services, education services and military services. The 2018 budget anticipated a ~~W~~18.4 billion budget surplus.

2019 budgeted revenues increased by 7.3% to ~~W~~446.4 trillion from ~~W~~416.1 trillion in 2018, led by an increase in budgeted tax revenues (including taxes on income, profits and capital gains). 2019 budgeted expenditures and net lending increased by 10.6% to ~~W~~439.9 trillion from ~~W~~397.7 trillion in 2018, led by increases in budgeted expenditures on economic growth (including job creation and research and development), child care and education, welfare services for senior citizens, children, disabled people, unemployed people and temporary workers and military services. The 2019 budget anticipated a ~~W~~6.5 billion budget surplus.

2020 budgeted revenues increased by 1.0% to ~~W~~450.9 trillion from ~~W~~446.4 trillion in 2019, led by an increase in budgeted tax revenues (including social security contributions and tax on property). 2020 budgeted expenditures and net lending increased by 9.4% to ~~W~~481.4 trillion from ~~W~~439.9 trillion in 2019, led by increases in budgeted expenditures on economic growth (including job creation, research and development and support for start-ups and small businesses), social security, welfare services for senior citizens, unemployed people and temporary workers, and public housing. The 2020 budget anticipated a ~~W~~30.5 billion budget deficit.

In March 2020, the National Assembly approved a supplementary budget for 2020 in the amount of ~~W~~11.7 trillion as part of the Government’s efforts to mitigate adverse effects on the Korean economy resulting from the ongoing global outbreak of the COVID-19 pandemic. See “—The Economy—Worldwide Economic and Financial Difficulties”. In April 2020, the National Assembly approved the second supplementary budget in the amount of ~~W~~7.6 trillion, which amount was subsequently increased to ~~W~~11.2 trillion, and in July 2020, the National Assembly approved the third supplementary budget in the amount of ~~W~~35.1 trillion. These supplementary budgets, the largest of their kind drawn up in response to an outbreak of an infectious disease in Korea, focuses on the provision of financial support for certain industries that are most vulnerable to, or adversely impacted by, the COVID-19 pandemic, such as tourism, aviation, shipping, logistics and food services, among others. The Government has used, and will continue to use, the supplementary budgets for the following purposes: (i) provision of loans and guarantees for small businesses, (ii) household support, including daycare vouchers and emergency livelihood support, (iii) disease prevention and treatment, (iv) various forms of financial support for local communities most affected by the COVID-19 pandemic and (v) measures to revitalize the economy from the impact of the COVID-19 pandemic. The supplementary budgets have been, and will continue to be, funded through the issuance of treasury bonds by the Government, The Bank of Korea’s unappropriated surplus and other surplus funds available to the Government, among others.

The budget deficit anticipated for 2020, together with the additional spending measures as stipulated by the supplementary budgets, will likely result in a deterioration in the Government’s fiscal position and an increase in borrowings. The impact of such effects is highly uncertain and will depend on, among others, the speed and extent of the economic recovery in Korea and internationally, which in turn will likely depend significantly on the scope and duration of the COVID-19 pandemic.

The following table shows consolidated Government revenues and expenditures:

Consolidated Central Government Revenues and Expenditures

	Actual					Budget
	2015	2016	2017	2018	2019(1)	2018	2019	2020
	(billions of Won)
Total Revenues	339,186	371,264	403,839	438,262	443,853	416,085	446,398	450,873
Current Revenues	335,911	367,888	400,659	435,558	441,148	413,304	443,271	447,925
Total Tax Revenues	270,974	299,451	325,845	358,424	363,005	337,402	364,539	365,389
Taxes on income, profits and capital gains	105,751	120,612	134,242	155,399	155,736	135,942	159,618	152,837
Social security contributions	53,089	56,889	60,460	64,854	69,550	69,273	69,747	73,392
Tax on property	11,113	11,112	12,945	15,473	15,474	11,931	14,611	16,013
Taxes on goods and services	79,442	89,221	95,535	99,056	98,614	97,390	97,263	98,154
Taxes on international trade and transaction	8,495	8,045	8,529	8,815	7,882	9,418	9,056	8,791
Other tax	13,084	13,571	14,133	14,828	15,748	13,450	14,244	16,202
Non-Tax Revenues	64,936	68,437	74,814	77,134	78,143	75,902	78,732	82,536
Operating surpluses of departmental enterprise sales and property income	22,129	24,489	27,692	28,616	29,345	27,154	28,692	31,026
Administration fees & charges and non-industrial sales	8,664	8,469	9,067	9,004	10,181	9,460	9,940	10,355
Fines and forfeits	20,777	22,266	23,769	24,455	22,554	23,140	23,726	24,643
Contributions to government employee pension fund	10,929	11,289	12,311	13,206	13,523	13,200	13,445	13,944
Current revenue of non-financial public enterprises	2,437	1,924	1,974	1,853	2,540	2,947	2,929	2,568
Capital Revenues	3,276	3,376	3,180	2,703	2,705	2,781	3,127	2,948
Total Expenditures and Net Lending	339,351	354,354	379,809	407,099	455,850	397,739	439,868	481,352
Total Expenditures	330,537	342,612	363,671	389,610	436,698	388,134	425,270	460,044
Current Expenditures	296,216	309,981	332,719	360,176	387,100	358,912	394,567	426,721
Expenditure on goods and service	63,160	65,145	67,536	71,459	60,196	75,281	80,219	85,521
Interest payment	14,056	13,964	13,976	14,287	13,837	14,334	14,362	15,525
Subsidies and other current transfers	216,189	228,349	248,513	272,080	309,575	265,631	295,970	321,672
Current expenditure of non-financial public enterprises	2,810	2,524	2,694	2,350	3,492	3,666	4,016	4,003
Capital Expenditures	34,322	32,631	30,952	29,434	49,598	29,222	30,704	33,323
Net Lending	8,814	11,741	16,138	17,489	19,152	9,605	14,597	21,308

(1)	Preliminary.

Source: Ministry of Economy and Finance; The Bank of Korea; Korea National Statistical Office

The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

Revenues derive mainly from national taxes and non-tax revenues. Taxes in Korea can be roughly classified into the following types:

•	income tax and capital gains tax,

•	property tax,

•	value-added tax,

•	customs duty tax, and

•	other taxes.

Income tax and capital gains tax are imposed on income derived from labor, business operation and ownership of assets and profits derived from capital appreciation. Income tax and capital gains tax, depending on the type of taxpayer, can be further classified into corporate income tax and individual income tax. Property tax is imposed on exchange or ownership of property and includes inheritance tax and gift tax. Value-added tax is imposed on value added to goods and services. Customs duty tax is imposed on imported goods. Other taxes include tax on certain securities transactions and a stamp tax for certain documents.

Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

For 2015, the Republic recorded total revenues of ~~W~~339.2 trillion and total expenditures and net lending of ~~W~~339.4 trillion. The Republic had a fiscal deficit of ~~W~~0.2 trillion in 2015.

For 2016, the Republic recorded total revenues of ~~W~~371.3 trillion and total expenditures and net lending of ~~W~~354.4 trillion. The Republic had a fiscal surplus of ~~W~~16.9 trillion in 2016.

For 2017, the Republic recorded total revenues of ~~W~~403.8 trillion and total expenditures and net lending of ~~W~~379.8 trillion. The Republic had a fiscal surplus of ~~W~~24.0 trillion in 2017.

For 2018, the Republic recorded total revenues of ~~W~~438.3 trillion and total expenditures and net lending of ~~W~~407.1 trillion. The Republic had a fiscal surplus of ~~W~~31.2 trillion in 2018.

Based on preliminary data, the Republic recorded total revenues of ~~W~~443.9 trillion and total expenditures and net lending of ~~W~~455.9 trillion in 2019. The Republic had a fiscal deficit of ~~W~~12.0 trillion in 2019.

The Government expects that the Republic’s fiscal deficit will increase in 2020, primarily due to a significant increase in expenditures and a significant decrease in tax revenues, primarily due to the adverse impact of the ongoing global outbreak of the COVID-19 pandemic on the Korean economy.

Debt

The Government estimates that the total outstanding debt of the Government (including guarantees by the Government) as of December 31, 2018 amounted to approximately ~~W~~668.8 trillion, an increase of 3.1% over the previous year.

The Government estimates that the total outstanding debt of the Government (including guarantees by the Government) as of December 31, 2019 amounted to approximately ~~W~~713.8 trillion, an increase of 6.7% over the previous year.

The Government expects that the amount of the Government’s debt will increase significantly in 2020 as it continues to execute large stimulus plans, including a series of supplementary budgets, to support the Korean economy in light of the ongoing global outbreak of the COVID-19 pandemic. The Ministry of Economy and Finance administers the national debt of the Republic.

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. dollars, the estimated outstanding direct external debt of the Government as of December 31, 2019:

Direct External Debt of the Government

	Amount in Original Currency		Equivalent Amount in U.S. Dollars(1)
	(millions)
US$	US$	5,900.0	US$	5,900.0
Euro (EUR)	EUR	1,125.0		1,287.1

Total			US$	7,187.1

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2019.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic:

Direct Internal Debt of the Government

(billions of Won)
2015	547,625.6
2016	584,785.0
2017	619,971.9
2018	643,550.9
2019	690,524.1

The following table sets out all guarantees by the Government of indebtedness of others:

Guarantees by the Government

	December 31,
	2015	2016	2017	2018	2019
	(billions of Won)
Domestic	26,393.8	24,241.6	21,130.5	17,016.3	14,760.0
External(1)	—	—	—	—	—

Total	26,393.8	24,241.6	21,130.5	17,016.3	14,760.0

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers or the market average exchange rates in effect on December 31 of each year.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information”.

External Liabilities

The following tables set out certain information regarding the Republic’s external liabilities calculated under the criteria based on the sixth edition of the Balance of Payment Manual published by the International Monetary Fund in December 2010 and implemented by the Government in December 2013. Under BPM6, in particular, prepayments received in connection with the construction of ships are excluded from the external liabilities.

	December 31,
	2015	2016	2017	2018	2019(1)
	(billions of dollars)
Long-term Liabilities	291.7	277.4	296.1	315.6	332.5
General Government	62.8	64.5	78.0	83.5	91.2
Monetary Authorities	20.1	10.8	14.5	15.2	14.4
Banks	103.1	93.8	91.7	100.1	103.1
Other Sectors	105.7	108.2	111.8	116.8	123.7
Short-term Liabilities	104.3	104.8	116.0	125.6	134.5
General Government	2.3	2.5	2.0	1.0	1.6
Monetary Authorities	12.0	6.9	8.1	12.8	10.9
Banks	74.8	78.4	85.5	90.3	101.9
Other Sectors	15.2	17.0	20.4	21.5	20.1

Total External Liabilities	396.1	382.2	412.0	441.2	467.0

(1)	Preliminary.

Commitments to Assume Treasury Obligations

The Government may, if deemed necessary for recovery from disasters and calamities, make commitments to assume treasury obligations to the extent resolved by the National Assembly each fiscal year. In such cases, such commitments shall be executed in accordance with the procedures for spending reserve funds within general accounts. As of December 31, 2019, such commitments assumed by the Government amounted to ~~W~~136.4 billion.

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A. External Debt of the Government

(1) External Bonds of the Government

Series	Issue Date	Maturity Date	Interest Rate (%)	Currency	Original Principal Amount	Principal Amount Outstanding as of December 31, 2019
2005-001	November 2, 2005	November 3, 2025	5.625	USD	400,000,000		400,000,000
2006-002	December 7, 2006	December 7, 2021	4.250	EUR	375,000,000		375,000,000
2013-001	September 11, 2013	September 11, 2023	3.875	USD	1,000,000,000		1,000,000,000
2014-001	June 10, 2014	June 10, 2044	4.125	USD	1,000,000,000		1,000,000,000
2014-002	June 10, 2014	June 10, 2024	2.125	EUR	750,000,000		750,000,000
2017-001	January 19, 2017	January 19, 2027	2.750	USD	1,000,000,000		1,000,000,000
2018-001	September 20, 2018	September 20, 2028	3.500	USD	500,000,000		500,000,000
2018-002	September 20, 2018	September 20, 2048	3.875	USD	500,000,000		500,000,000
2019-001	June 19, 2019	June 19, 2029	2.500	USD	1,000,000,000		1.000,000,000
2019-002	June 19, 2019	June 19, 2024	2.000	USD	500,000,000		500,000,000

Total External Bonds in Original Currencies							USD 5,900,000,000
							EUR 1,125,000,000

Total External Bonds in Equivalent Amount of Won(1)						~~W~~	8,290,628,750,000

(1)

U.S. dollar amounts are converted to Won amounts at the rate of US$1.00 to ~~W~~1,157.8, the market average exchange rate in effect on December 31, 2019, as announced by Seoul Money Brokerage Services, Ltd. Euro amounts are converted to Won amounts at the rate of EUR 1.00 to ~~W~~1,297.43, the market average exchange rate in effect on December 31, 2019, as announced by Seoul Money Brokerage Services, Ltd.

(2) External Borrowings of the Government

None.

B. External Guaranteed Debt of the Government

None.

C. Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2019
	(%)			(billions of Won)
1. Bonds
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	1.00-5.75	2006-2019	2020-2068	611,533.0
Interest-Bearing Treasury Bond for National Housing I	1.25-3.00	2010-2019	2015-2024	76,324.3
Interest-Bearing Treasury Bond for National Housing II	0.0-3.0	1995-2017	2015-2030	98.8
Interest-Bearing Treasury Bond for National Housing III	0	2005	2015	1.6
Non-interest-Bearing Treasury Bond for Contribution to International Organizations(1)	0	1968-1985	—	9.4

Total Bonds				687,967.1

2. Borrowings
Borrowings from The Bank of Korea	1.696	2019	2020	313.0
Borrowings from the Sports Promotion Fund	1.285-2.275	2018-2019	2020-2021	620.0
Borrowings from The Korea Foundation Fund	1.71-2.34	2018-2019	2020-2021	90.0
Borrowings from the Labor Welfare Promotion Fund	1.815-1.825	2019	2020	60.0
Borrowings from Korea Technology Finance Corporation	1.98-2.34	2018	2020-2022	195.0
Borrowings from the Credit Guarantee Fund for Agriculture, Forestry and Fisheries Suppliers	1.43-2.095	2015-2019	2020-2021	1,100.0
Borrowings from the Government Employees’ Pension Fund	1.51	2018	2021	10.0
Borrowings from the Film Industry Development Fund	1.43-2.235	2017-2019	2020-2021	169.0

Total Borrowings				2,557.0

Total Internal Funded Debt				690,524.1

(1)	Interest Rates and Years of Original Maturity not applicable.

D. Internal Guaranteed Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2019
	(%)			(billions of Won)
1. Bonds of Government-Affiliated Corporations
Korea Deposit Insurance Corporation	2.12-2.52	2015-2018	2020-2021	3,880.0
Korea Student Aid Foundation	0.00-5.07	2010-2019	2020-2037	10,880.0

Total Internal Guaranteed Debt				14,760.0

E. Others

Commitments to Assume Treasury Obligations

The Government may, if deemed necessary for recovery from disasters and calamities, make commitments to assume treasury obligations to the extent resolved by the National Assembly each fiscal year. In such cases, such commitments shall be executed in accordance with the procedures for spending reserve funds within general accounts. As of December 31, 2019, such commitments assumed by the Government amounted to ~~W~~136.4 billion.

DESCRIPTION OF THE DEBT SECURITIES

The Republic will issue debt securities under a fiscal agency agreement or agreements. The term “debt securities”, as used in this prospectus, refers to all debt securities issued and issuable from time to time under such fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, you should read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. The Republic has filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

The Republic will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. The Republic may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities

The Republic may issue debt securities in separate series at various times. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how the Republic will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•

whether the debt securities are subject to “enhanced collective action clauses” (as described in “—Events of Default—Enhanced Collective Action Debt Securities” and “—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” below) or “collective action clauses” (as described in “—Events of Default—Collective Action Debt Securities” and “—Modifications and Amendments; Debt Securityholders’ Meetings—Collective Action Debt Securities” below) or “non-collective action clauses” (as described in “Description of the Debt Securities—Events of Default—Non-Collective Action Debt Securities” and “—Modifications and Amendments; Debt Securityholders’ Meetings—Non-Collective Action Debt Securities”);

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•

if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	other specific provisions.

The Republic may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Depending on the terms of the debt securities issued by the Republic, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, the Republic will pay the principal, premium and interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. The Republic will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, the Republic will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, the Republic will pay interest by check, payable to the registered holder.

If the Republic issues any debt securities in bearer form, it will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as the Republic may designate. At the option of the holder of the bearer debt securities, the Republic will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. The Republic will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, the Republic will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, the Republic will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to the Republic.

If the Republic issues bearer debt securities, the Republic will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

Any funds held by the fiscal agent or paying agent in respect of any debt securities remaining unclaimed for two years after those amounts have become due and payable will be returned by the fiscal agent or paying agent to the Republic. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to the Republic for any payment under the debt securities.

Under Korean law, you will not be permitted to file a claim against the Republic for payment of principal or interest on any series of debt securities unless you do so within five years from the date on which such payment was due; provided, however, in the event one or more payments of interest on any particular series of debt securities is to be made within one year, you will not be permitted to file a claim against the Republic for the payment of such interest unless you do so within the three-year period commencing the date on which such interest payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, the Republic anticipates that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•

must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from the Republic.

The Republic understands that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

The Republic will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	the Republic determines, in its sole discretion, not to have a series of debt securities represented by a global security.

In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, the Republic expects the depositary to credit the depositary’s participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. The Republic also expects that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. The Republic has no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. The Republic also has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities

The Republic may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear Bank SA/NV, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

The Republic will make all payments of principal of, and premium and interest, if any, on the debt securities without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. In that event, the Republic will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

The Republic will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•

you failed to comply with any certification or other reporting requirement concerning your nationality, residence, identity or connection with the Republic, or any of its political subdivisions or taxing authorities, and the Republic, or any of its political subdivisions or taxing authorities requires compliance with these reporting requirements as a precondition to exemption from Korean withholding taxes; or

•

you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders.

The Republic will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which the Republic will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or similar taxes, assessments or other governmental charges.

The Republic will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries in connection with the execution of the fiscal agency agreement or the issuance of the debt securities. Upon request, the Republic will provide holders with copies of official receipts (or other comparable documentation) evidencing the payment of any Korean withholding tax withheld or deducted from payments on the debt securities.

Status of Debt Securities

The debt securities will constitute direct, general, unconditional and unsubordinated External Indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The debt securities will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other External Indebtedness of the Republic.

“External Indebtedness” means all obligations of the Republic in respect of money borrowed and guarantees given by the Republic in respect of money borrowed by others, payable by its terms or at the option of its holder in any currency other than the currency of Korea.

Negative Pledge Covenant

If any debt securities of a series are outstanding, the Republic will not create or permit to subsist any Security Interests on the Republic’s assets as security for any of the Republic’s Public External Indebtedness unless the debt securities are secured equally and ratably with such Public External Indebtedness. However, the Republic may create or permit Security Interests:

(a)

upon any property or asset (or any interest in properties or assets) at the time of their purchase, improvement, construction, development or redevelopment, solely as security for the payment of the purchase, improvement, construction, development or redevelopment costs of such property or assets, provided that (1) such Security Interest does not extend to any other assets or revenues of the Republic and (2) in the case of construction, the Security Interest may extend to unimproved real property for the construction;

(b)

securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project, provided that (1) the holders of the Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of the project as their principal source of repayment and (2) the property over which the Security Interest is granted consists solely of the assets and revenues of the project (provided that in the case of construction, the Security Interest may extend to unimproved real property for the construction and to any trust account into which the proceeds of the offering creating such Public External Indebtedness may be temporarily deposited pending use in connection with such construction);

(c)	arising in the ordinary course of borrowing activities of the Republic to secure Public External Indebtedness with a maturity of one year or less;

(d)

existing on any property or asset at the time of its acquisition (or arising after its acquisition pursuant to an agreement entered into prior to, and not in contemplation of, such acquisition), and extensions and renewals of such Security Interest limited to the original property or asset covered thereby and securing any extension or renewal of the original secured financing;

(e)

arising out of the renewal, extension or replacement of any Public External Indebtedness permitted under paragraphs (a) or (c) above; provided, however, that the principal amount of such Public External Indebtedness is not increased;

(f)

which (1) arises pursuant to an attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and in which the secured claims are being contested in good faith by appropriate proceedings or (2) secures the reimbursement obligation under any bond given in connection with the release of property from any Security Interest referred to in (1) above, provided that in each of (1) and (2), such Security Interest is released or discharged within one year of its imposition;

(g)	in existence as of the date of issuance of the debt securities of a series; and

(h)	arising by operation of law, provided that the Republic may not create such Security Interest solely for the purpose of securing any Public External Indebtedness.

“Security Interest” means any lien, pledge, mortgage, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest.

“Public External Indebtedness” means any External Indebtedness represented by bonds, notes, debentures or other securities that are or were intended to be quoted, listed or traded on any securities exchange or other securities market.

The international reserves of The Bank of Korea represent substantially all of the official gross international reserves of the Republic. Because The Bank of Korea is an independent entity, the Republic is of the view that international reserves owned by The Bank of Korea are not subject to the negative pledge covenant in the debt securities and that The Bank of Korea could in the future incur Public External Indebtedness secured by such reserves without securing amounts payable under the debt securities.

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

(a)	the Republic fails to pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days;

(b)

the Republic fails to perform or breaches any of the covenants or agreements in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to the Republic at the office of the fiscal agent by holders representing at least 10% of the aggregate principal amount of the debt securities of the series;

(c)	the Republic fails to make any payment in respect of:

(1)

Public External Indebtedness (other than Public External Indebtedness constituting guarantees by the Republic) in an aggregate principal amount in excess of US$30,000,000, or its equivalent in any other currency, when due, and such failure continues beyond the applicable grace period (whether at maturity, upon acceleration by reason of any default or otherwise); or

(2)

any Public External Indebtedness constituting guarantees by the Republic in an aggregate principal amount in excess of US$30,000,000, or its equivalent in any other currency, when due (whether at maturity, upon acceleration by reason of default or otherwise), and such failure continues until the earlier of (A) the expiration of any applicable grace period or 30 days, whichever is longer, or (B) the acceleration of any such Public External Indebtedness by any holder thereof; or

(d)	the Republic declares a moratorium on the payment of any Public External Indebtedness.

You should note that:

•	the Republic is not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require the Republic to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Non-Collective Action Debt Securities

The following provisions apply to any series of debt securities that are not “collective action debt securities” (as described below). These securities are referred to in this prospectus as “non-collective action debt securities”.

Upon the occurrence of an event of default:

•

in the case of any event of default described in clause (b), the holders of at least 25% in aggregate principal amount of all non-collective action debt securities of that series (not counting debt securities held by the Republic) then outstanding may by written demand given to the Republic, with a copy to the fiscal agent, declare the non-collective action debt securities of that series held by it to be immediately due and payable; or

•

in the case of any other event of default, each holder of non-collective action debt securities of that series may by written demand given to the Republic, with a copy to the fiscal agent, declare the non- collective action debt securities of that series held by it to be immediately due and payable and upon such declaration the principal and interest accrued on the relevant non-collective action debt securities will become immediately due and payable upon the date that such written notices are received at the office of the fiscal agent, unless prior to such date all events of default in respect of the relevant non-collective action debt securities has been cured.

Collective Action Debt Securities

The following provisions apply to any series of debt securities that are “collective action debt securities” as described below.

The following provisions and the provisions regarding voting on amendments, modifications and waivers described under “—Modifications and Amendments; Debt Securityholders’ Meetings—Collective Action Debt Securities” are referred to in this prospectus as “collective action clauses” and any series of debt securities that are subject to the collective action clauses are referred to in this prospectus as “collective action debt securities”.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of all debt securities of that series outstanding (as described in “—Modifications and Amendments; Debt Securityholders’ Meetings—Collective Action Debt Securities”) may, by written notice to the fiscal agent, declare all debt securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant debt securities will become immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding relevant debt securities may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Enhanced Collective Action Debt Securities

The following provisions apply to any series of debt securities that are “enhanced collective action debt securities” as described below.

The following provisions and the provisions regarding voting on amendments, modifications and waivers described under “—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” are referred to in this prospectus as “enhanced collective action clauses” and any series of debt securities that are subject to the enhanced collective action clauses are referred to in this prospectus as “enhanced collective action debt securities”.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of all enhanced collective action debt securities of that series outstanding (as described in “—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities”) may, by written notice to the fiscal agent, declare all enhanced collective action debt securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant enhanced collective action debt securities will become immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding relevant enhanced collective action debt securities may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Modifications and Amendments; Debt Securityholders’ Meetings

Non-Collective Action Debt Securities

The following provisions apply to any non-collective action debt securities.

Each holder of a series of non-collective action debt securities must consent to any amendment or modification of the terms of that series of non-collective action debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of, or the interest rate on, or any premium payable upon redemption of any debt security of such series;

•	change the currency or place of payment of principal, interest or premium on debt securities of that series; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

The Republic and the fiscal agent may, with the exception of the above changes, either (a) at a meeting duly called and held as described below, upon the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the non-collective action debt securities of a series then outstanding that are represented at the meeting or (b) with the written consent of the holders of at least 66 2/3% in aggregate principal amount of the non-collective action debt securities of a series that are outstanding, modify and amend other terms of that series of non-collective action debt securities.

The Republic may at any time call a meeting of the holders of a series of non-collective action debt securities to seek the holders of the debt securities’ approval of the modification, or amendment, or obtain a waiver, of any provision of that series of debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the Republic. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

While an event of default with respect to a series of non-collective action debt securities is continuing, holders of at least 10% of the aggregate principal amount of that series of debt securities may compel the fiscal agent to call a meeting of all holders of debt securities of that series by providing to the fiscal agent a written request setting forth in reasonable detail the action proposed to be taken at the meeting.

Holders of non-collective action debt securities who hold, in the aggregate, a majority in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum at a meeting. At the reconvening of any meeting adjourned for a lack of a quorum, the persons entitled to vote 25% in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum for taking any action set out in the original notice. To vote at a meeting, a person must either hold outstanding debt securities of the relevant series or be duly appointed as a proxy for a debt security holder. The fiscal agent may make all rules governing the conduct of any meeting.

No consent of holders is or will be required for any modification or amendment requested by the Republic or by the fiscal agent to:

•	add covenants made by the Republic that benefit holders of any series of non-collective action debt securities;

•	surrender any right or power of the Republic;

•	provide security or collateral for any series of non-collective action debt securities;

•	cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or any series of non-collective action debt securities; or

•

amend the fiscal agency agreement or any series of non-collective action debt securities in any manner which would not be inconsistent with such debt securities and would not adversely affect the interests of any holder of the affected debt securities.

Collective Action Debt Securities

The following provisions apply to any collective action debt securities.

The Republic may call a meeting of the holders of a series of collective action debt securities at any time regarding the fiscal agency agreement or the debt securities. The Republic will determine the time and place of the meeting. The Republic will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, the fiscal agent will call a meeting of the holders of a series of collective action debt securities if the holders of at least 10% of the aggregate principal amount of the outstanding debt securities have delivered a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will notify the holders of the time, place and purpose of any meeting called by the holders not less than 30 and not more than 60 days before the meeting.

Only holders of a series of collective action debt securities and their proxies are entitled to vote at a meeting of holders. Holders or proxies representing a majority of the aggregate principal amount of the outstanding collective action debt securities will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the aggregate principal amount of that series of outstanding collective action debt securities will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing 75% of the aggregate principal amount of that series of outstanding debt securities will constitute a quorum, and at the reconvening of any such meeting adjourned for a lack of a quorum, the persons entitled to vote 75% of the aggregate principal amount of that series of outstanding debt securities shall constitute a quorum for the taking of any action set forth in the original meeting. The fiscal agent may set the procedures governing the conduct of the meeting.

The Republic, the fiscal agent and the holders may amend, modify, supplement or waive the terms of the collective action debt securities (other than reserved matters specified below and matters that do not require consent of any holder of the debt securities for amendment described below) or the fiscal agency agreement:

•	with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of that series of outstanding debt securities that are represented at a meeting; or

•	with the written consent of the holders of 66 2/3% of the aggregate principal amount of that series of outstanding debt securities.

However, the holders of not less than 75% of the aggregate principal amount of that series of outstanding collective action debt securities, voting at a meeting or by written consent, must consent to any amendment, modification, supplement or waiver of the terms of the collective action debt securities or the fiscal agency agreement that would:

•	change the due dates for the payment of principal of or interest on the debt securities;

•	reduce any amounts payable on the debt securities;

•	reduce the amount of principal payable upon acceleration of the maturity of the debt securities;

•	change the payment currency or places of payment for the debt securities;

•	permit early redemption of the debt securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•

reduce the percentage of holders of the debt securities whose vote or consent is needed to amend, supplement or modify the fiscal agency agreement (as it relates to the debt securities) or the terms and conditions of the debt securities or to take any other action with respect to the debt securities or change the definition of “outstanding” with respect to the debt securities;

•	change the Republic’s obligation to pay any additional amounts;

•	change the governing law provision of the debt securities;

•

change the courts to the jurisdiction of which the Republic has submitted, the Republic’s obligation to appoint and maintain an agent for service of process in the Borough of Manhattan, The City of New York or the Republic’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the debt securities;

•	in connection with an exchange offer for the debt securities, amend any event of default under the debt securities; or

•	change the status of the debt securities, as described under “—Status of Debt Securities”.

The above matters are referred to in this prospectus as “reserved matters.” A change to a reserved matter, including the payment terms of a series of collective action debt securities, can be made without the consent of holders of debt securities of that series, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of that series) agree to the change.

The Republic and the fiscal agent may, without the vote or consent of any holder of the collective action debt securities, amend the fiscal agency agreement or the collective action debt securities to:

•	add covenants made by the Republic that benefit holders of the debt securities;

•	surrender any right or power of the Republic;

•	provide security or collateral for the debt securities;

•	cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities; or

•

amend the fiscal agency agreement or the debt securities in any manner which would not be inconsistent with the debt securities and would not adversely affect the interests of any holder of the debt securities.

For purposes of determining the “outstanding” principal amount of any collective action debt securities and whether the required percentage of holders of any collective action debt securities has approved any amendment, modification, supplement or waiver of the terms of the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities, any debt securities owned, directly or indirectly, by the Republic or any public sector instrumentality of the Republic will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means The Bank of Korea, any department, ministry or agency of the Republic or any corporation, trust, financial institution or other entity majority-owned and controlled by the Republic or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Enhanced Collective Action Debt Securities

The following provisions apply to any enhanced collective action debt securities.

The Republic may call a meeting of the holders of a series of enhanced collective action debt securities at any time regarding the fiscal agency agreement or the debt securities. The Republic will determine the time and place of the meeting. The Republic will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, the fiscal agent will call a meeting of the holders of a series of enhanced collective action debt securities if the holders of at least 10% of the aggregate principal amount of the outstanding debt securities have delivered a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will notify the holders of the time, place and purpose of any meeting called by the holders not less than 30 and not more than 60 days before the meeting.

Only holders of a series of enhanced collective action debt securities and their proxies are entitled to vote at a meeting of holders. The Republic will set the procedures governing the conduct of the meeting and if additional procedures are required, the Republic, in consultation with the fiscal agent, will establish such procedures as are customary in the market.

Modifications may also be approved by holders of enhanced collective action debt securities pursuant to written action with the consent of the requisite percentage of enhanced collective action debt securities of the relevant series. The Republic will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the Republic.

The holders of a series of enhanced collective action debt securities may generally approve any proposal by the Republic to modify or take action with respect to the fiscal agency agreement or the terms of the enhanced collective action debt securities of that series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the enhanced collective action debt securities of that series.

Holders of any series of enhanced collective action debt securities issued under the fiscal agency agreement may approve, by vote or consent through one of three modification methods described below, any modification, amendment, supplement or waiver proposed by the Republic that would do any of the following (such subjects referred to as “enhanced reserved matters”) with respect to such series of enhanced collective action debt securities:

•	change the due dates for the payment of principal of (or premium, if any) or interest on the debt securities;

•

reduce the amount of principal amount of the debt securities, the interest rate thereon, the premium payable upon redemption thereof, or the portion of such principal amount which is payable upon acceleration of the maturity of the debt securities;

•	change the payment currency or places of payment for the debt securities;

•

shorten the period during which the Republic is not permitted to redeem the debt securities, or permit the Republic to redeem the debt securities if, prior to such action, the Republic is not permitted to do so;

•

reduce the percentage of holders of the debt securities whose vote or consent is needed to modify, amend, supplement or waive the fiscal agency agreement (as it relates to the debt securities) or the terms and conditions of the debt securities or to take any other action with respect to the debt securities or change the definition of “outstanding” with respect to the debt securities;

•	change the definition of “uniformly applicable” or “enhanced reserved matter modification”;

•	change the identity of the obligor;

•	change the Republic’s obligation to pay any additional amounts;

•	change the governing law provision of the debt securities;

•

change the courts to the jurisdiction of which the Republic has submitted, the Republic’s obligation to appoint and maintain an agent for service of process in the Borough of Manhattan, The City of New York or the Republic’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the debt securities;

•	in connection with an exchange offer for the debt securities, amend any event of default under the debt securities; or

•	change the status of the debt securities, as described under “—Status of Debt Securities”.

A change to an enhanced reserved matter, including the payment terms of the enhanced collective action debt securities of any series, can be made without your consent as long as the change is approved, pursuant to one of the three following modification methods by vote or consent by:

•

in the case of a proposed modification to a single series of enhanced collective action debt securities, the holders of more than 75% of the aggregate principal amount of the outstanding enhanced collective action debt securities of that series;

•

where such proposed modification would affect the outstanding enhanced collective action debt securities of any two or more series issued under the fiscal agency agreement, the holders of more than 75% of the aggregate principal amount of the outstanding enhanced collective action debt securities of all series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding enhanced collective action debt securities of any two or more series issued under the fiscal agency agreement, whether or not the “uniformly applicable” requirements are met, (i) the holders of more than 66 2/3% of the aggregate principal amount of the outstanding enhanced collective action debt securities of all series affected by the proposed modification, taken in the aggregate, and (ii) the holders of more than 50% of the aggregate principal amount of the outstanding enhanced collective action debt securities of each series affected by the modification, taken individually.

Any modification consented to or approved by the holders of enhanced collective action debt securities pursuant to the above provisions will be conclusive and binding on all holders of the relevant series of enhanced collective action debt securities or all holders of all series of enhanced collective action debt securities affected by a cross-series modification, as the case may be, whether or not they have given such consent or approval, and on all future holders of those enhanced collective action debt securities whether or not notation of such modification is made upon the enhanced collective action debt securities. Any instrument given by or on behalf of any holder of an enhanced collective action debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of that enhanced collective action debt security.

The Republic may select, in its discretion, any modification method for an enhanced reserved matter modification in accordance with the fiscal agency agreement and to designate which series of enhanced collective action debt securities will be included for approval in the aggregate of modifications affecting two or more series of enhanced collective action debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

“Uniformly applicable,” as referred to above, means a modification by which holders of enhanced collective action debt securities of any series affected by that modification are invited to exchange, convert or substitute their enhanced collective action debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of enhanced collective action debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of enhanced collective action debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of enhanced collective action debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of enhanced collective action debt securities of any series affected by that modification electing the same option under such menu of instruments).

The Republic and the fiscal agent may, without the vote or consent of any holder of the enhanced collective action debt securities, amend the fiscal agency agreement or the enhanced collective action debt securities to:

•	add covenants made by the Republic that benefit holders of the debt securities;

•	surrender any right or power of the Republic;

•	provide security or collateral for the debt securities;

•	cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities; or

•

amend the fiscal agency agreement or the debt securities in any manner which would not be inconsistent with the debt securities and would not adversely affect the interests of any holder of the debt securities.

Before soliciting any consent or vote of any holder of enhanced collective action debt securities for any change to an enhanced reserved matter, the Republic will provide the following information to the fiscal agent for distribution to the holders of enhanced collective action debt securities of any series that would be affected by the proposed modification:

•

a description of the Republic’s economic and financial circumstances that are in the Republic’s opinion, relevant to the request for the proposed modification, a description of the Republic’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if the Republic shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•

a description of the Republic’s proposed treatment of foreign debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if the Republic is then seeking any enhanced reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining the “outstanding” principal amount of any enhanced collective action debt securities and whether the required percentage of holders of any enhanced collective action debt securities has approved any amendment, modification, supplement or waiver of the terms of the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities, any debt securities owned, directly or indirectly, by the Republic or any public sector instrumentality of the Republic will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means The Bank of Korea, any department, ministry or agency of the Republic or any corporation, trust, financial institution or other entity majority-owned and controlled by the Republic or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Fiscal Agent

The fiscal agency agreement governs the duties of each fiscal agent. The Republic may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is an agent of the Republic and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities

The Republic may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). The Republic may consolidate such additional debt securities with the outstanding debt securities to form a single series.

Governing Law, Jurisdiction, Consent to Service and Enforceability

The debt securities will be governed by the laws of the State of New York, except for the Republic’s authorization, execution and delivery and any other matters that must be governed by the laws of the Republic.

It may be difficult for investors to obtain or enforce judgments against the Republic. The Republic is a foreign sovereign. Foreign sovereigns are generally immune from lawsuits and from the enforcement of judgments under U.S. law. Foreign sovereigns may waive this immunity and limited exceptions to this rule are spelled out in the U.S. Foreign Sovereign Immunities Act of 1976.

The Republic has agreed to submit to the jurisdiction of any state or federal court in The City of New York, for lawsuits brought by investors on the debt securities. Investors may also bring action against the Republic in appropriate Korean courts. The Republic will appoint its Consul in New York as its authorized agent to receive any process that may be served in an action brought by an investor. The Korean Consulate General in New York is located at 335 East 45th Street, New York, New York 10017. Notwithstanding the foregoing, the Republic’s consent to jurisdiction does not extend to actions brought against the Republic arising out of or based upon U.S. federal securities laws or any state securities laws, and the Consul of the Republic in New York is not the agent for service of process relating to actions arising out of or based upon U.S. federal securities laws or any state securities laws.

In addition, the Republic will waive its right to claim immunity for any lawsuits brought by investors in courts present in The City of New York or in any appropriate court in the Republic, provided that under Korean law no execution or attachment can be issued out of any court in the Republic for enforcing any judgment or order against any assets of the Government other than cash assets. Such a waiver will constitute only a limited and specific waiver for the purposes of the debt securities and under no circumstances shall it be interpreted as a general waiver by the Republic or a waiver with respect to proceedings unrelated to the debt securities. Further, the Republic will not agree to waive its right to immunity with regard to:

•	actions brought against the Republic under U.S. federal securities laws or any state securities laws;

•	present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

•	“consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963; and

•	any other property or assets (including property or assets for military, governmental or public purposes) other than cash.

Thus, the Republic may assert immunity to such actions or with respect to such property or assets. Investors may have difficulty making any claims based upon such securities laws or enforcing judgments against the property or assets described above.

In original actions brought before Korean courts, there is doubt as to the enforceability of civil liabilities based on the U.S. federal securities laws. A judgment obtained against the Republic in a foreign court having valid jurisdiction in accordance with the international jurisdiction principles under Korean law and applicable treaties may be recognized and enforced by the courts of the Republic in an action brought to enforce such judgment, if:

•	the judgment is final and conclusive;

•

the party against whom such judgment was awarded received service of process (other than by publication or similar means) in sufficient time to prepare its defense in conformity with the laws of the jurisdiction of the court rendering judgment or such party responded to the action without being served with process;

•	recognition of such judgment is not contrary to the Republic’s public policy; and

•

under similar circumstances such foreign court would recognize and enforce a comparable judgment of Korean courts or the requirements to recognize and enforce a judgment of Korean courts in such foreign court are not considerably prejudicial or substantially different as compared to the requirements to recognize and enforce judgments of such foreign courts in Korea.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

Except as may otherwise be provided in the prospectus supplement applicable thereto, bearer securities (including bearer securities in global form) will not be offered, sold or delivered within the United States or its possessions or to you, if you are a United States person, except in certain circumstances permitted by United States tax regulations. If so specified in the applicable prospectus supplement, bearer securities will initially be represented by one or more temporary global securities (without interest coupons) to be deposited with a common depositary in London for Euroclear and Clearstream for credit to designated accounts. Unless otherwise indicated in the applicable prospectus supplement:

•

each such temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days following its issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that in no event will any bearer security be mailed or otherwise delivered to any location in the United States in connection with such exchange; and

•

any interest payable on any portion of a temporary global security with respect to any interest payment date therefor occurring prior to the issuance of definitive bearer securities in exchange for such temporary global security will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in the United States tax regulations.

Bearer securities (other than temporary global debt securities) with a maturity greater than one year and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in such legend provide that a United States person (other than a financial institution described in such sections and the regulations promulgated thereunder or a United States person holding through such a financial institution) who holds a bearer security or coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such bearer security and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income. Terms used in this paragraph have the meanings given to them by the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

TAXATION

The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of investing in the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

The following summary of Korean tax consideration applies to you so long as you are not:

•	a resident of Korea;

•	a corporation having its head office or principal place of business, or place of effective management in Korea (a Korean corporation); or

•	engaged in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

Interest

Under current Korean tax laws in effect, when the Republic makes payments of interest to you on the debt securities, as long as such debt securities are denominated in a currency other than Won and the issuance of such debt securities is deemed to be an overseas issuance under the Special Tax Treatment Control Law of Korea, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein.

Capital Gains

Capital gains earned by you from the sale of the debt securities denominated in a currency other than Won to non-residents of Korea (other than to their permanent establishments in Korea) will not be subject to any Korean income or withholding taxes. In addition, capital gains earned by you from the transfer of the debt securities denominated in a currency other than Won taking place outside of Korea are currently exempt from taxes under the Special Tax Treatment Control Law of Korea, provided that the issuance of such debt securities is deemed to be an overseas issuance under the Special Tax Treatment Control Law of Korea. If you sell or otherwise dispose of such debt securities to a Korean resident or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation) and such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates (the lesser of 11% of gross sale proceeds with respect to transactions or (subject to the production of satisfactory evidence of the acquisition cost and certain direct transaction costs of the debt securities) 22% of net gain), unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the debt securities, regardless of whether the disposition is to a Korean resident. Furthermore, in order to claim the benefit of a tax exemption available under the applicable tax treaties, you should submit to the payer of such Korean source income an application for exemption under a tax treaty along with a certificate of the non-resident holder’s tax residence issued by a competent authority of your residence country as the beneficial owner (“BO Application”). Such application should be submitted to the withholding agent prior to the payment date of the relevant income. Subject to certain exceptions, where the relevant income is paid to an overseas investment vehicle (which is not the beneficial owner of such income) (“OIV”), a beneficial owner claiming the benefit of an applicable tax treaty with respect to such income must submit its BO Application to such OIV, which must submit an OIV report and a schedule of beneficial owners to the withholding agent prior to the payment date of such income. The withholding agent is required to submit such application (together with the applicable OIV report in the case of income paid to an OIV) to the relevant district tax office by the ninth day of the month following the date of the payment of such income.

Stamp Taxes

You generally will not be subject to any Korean transfer tax, stamp duty or similar documentary tax in respect of or in connection with a transfer of the debt security.

Inheritance Tax and Gift Tax

If you die while you are the holder of the debt securities, the subsequent transfer of the debt securities by way of succession will be subject to Korean inheritance tax. Similarly, if you transfer the debt securities as a gift, the donee will be subject to Korean gift tax and you may be required to pay the gift tax if the donee fails to do so. At present, Korea has not entered into any tax treaty relating to inheritance or gift taxes.

United States Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the debt securities and are a U.S. holder. With respect to U.S. holders, the discussion set forth below is applicable to U.S. holders (i) who are residents of the United States for purposes of the current Convention Between the United States of America and The Republic of Korea for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and the Encouragement of International Trade and Investment (the “Treaty”), (ii) whose debt securities are not, for purposes of the Treaty, effectively connected with a permanent establishment in Korea and (iii) who otherwise qualify for the full benefits of the Treaty. For U.S. federal income tax purposes, you will be a U.S. holder if you are the beneficial owner of a debt security and are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of your investment in a debt security. This summary deals only with U.S. holders that hold the debt securities as capital assets. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold the debt securities as a hedge against interest rate or currency risk or as a position in a “straddle” or conversion transaction;

•	nonresident alien individuals present in the United States for more than 182 days in a taxable year;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity or any partners therein;

•	a tax-exempt organization; or

•	a person whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. The discussion below assumes that all debt securities issued will be properly classified for U.S. federal income tax purposes as the Republic’s indebtedness, and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. Any special U.S. federal income tax considerations relevant to a particular issue of the debt securities will be provided in the applicable prospectus supplement. This summary does not discuss the treatment of persons that are not U.S. holders.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, non-U.S. tax laws or the Medicare tax on net investment income. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Because bearer securities cannot be offered or sold in connection with their initial distribution to U.S. citizens or residents (or to other persons located in the United States), this summary does not discuss special tax considerations relevant to the ownership and disposal of bearer securities by U.S. holders.

Book/Tax Conformity

U.S. holders that use an accrual method of accounting for tax purposes (“accrual-basis U.S. holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. It is not entirely clear as to what types of income the book/tax conformity rule applies, or, in some cases, how the rule is to be applied if it is applicable. However, proposed regulations generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule. Although the proposed regulations generally will not be effective until taxable years beginning after the date on which they are issued in final form, taxpayers generally are permitted to elect to rely on their provisions currently. Accrual method holders should consult with their tax advisers regarding the potential applicability of the book/tax conformity rule to their particular situation.

Payments or Accruals of Interest and Additional Amounts

Payments or accruals of “qualified stated interest” (as defined below) on a debt security, but excluding any pre-issuance accrued interest, will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security denominated in a currency other than U.S. dollars (a “Foreign Currency Note”), the amount of interest income you will realize will be the U.S. dollar value of such foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on a Foreign Currency Note at the spot rate on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you are an accrual-basis U.S. holder you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

You will also be required to include in income any additional amounts paid in respect of any Korean tax withheld from the interest payments you receive. You may be entitled to deduct or credit any such tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest income on a debt security (including any additional amounts for Korean tax withheld) generally will be considered foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for any Korean taxes imposed with respect to the debt securities where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax adviser regarding the availability of the foreign tax credit under your particular circumstances.

Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a Foreign Currency Note, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the Foreign Currency Note is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis U.S. holder that makes a special election, then you will determine the U.S. dollar value of the cost of the Foreign Currency Note by translating the amount of the foreign currency that you paid for the Note at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a Foreign Currency Note in respect of original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a Foreign Currency Note, you generally will not have any taxable gain or loss as a result of the purchase.

When you sell or exchange a debt security, or if a debt security is redeemed or retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your adjusted tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the redemption or retirement of a debt security, the amount you will realize for U.S. federal income tax purposes generally will be the U.S. dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date such debt security is disposed of or retired. If you dispose of a Foreign Currency Note that is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis U.S. holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale, exchange, redemption or retirement. Furthermore, regardless of which of the foregoing methods applies, if Korean tax is withheld on the sale, exchange, redemption or retirement of a debt security, the amount you realize will include the gross amount of the proceeds of that sale, exchange, redemption or retirement before deduction of the Korean tax.

The special election available to you if you are an accrual-basis U.S. holder in respect of the purchase and sale of Foreign Currency Notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to short-term debt securities, market discount, foreign currency gain or loss and with respect to contingent payment debt instruments, which this summary generally does not discuss, the gain or loss that you recognize on the sale, exchange, redemption or retirement of a debt security generally will be treated as capital gain or loss, and, if you have held the debt security for more than one year, long-term capital gain or loss. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Any gain or loss that you recognize on the sale, exchange, redemption or retirement of a debt security generally will be treated as U.S. source income. Consequently, you may not be able to claim a credit for any Korean tax imposed upon the sale, exchange, redemption or retirement of a debt security unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Taxes are only eligible for the foreign tax credit if they are compulsory. If you may be eligible for the exemption from Korean taxation in respect of any gain realized on a disposition or sale of debt securities to a Korean taxpayer within Korea (as described in “—Korean Taxation—Capital Gains”) or if such Korean tax is not otherwise compulsory for you, you should consult your tax advisers regarding the applicability of the exemption and availability of the U.S. foreign tax credit rules to your particular circumstances.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange, redemption or retirement of a Foreign Currency Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the Note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the Foreign Currency Note.

Original Issue Discount

If the Republic issues debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity (the “de minimis threshold”), the debt securities will be “Original Issue Discount Notes.” The difference between the issue price and their stated redemption price at maturity generally will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities included in the issue of which the specified debt securities are a part are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Republic, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable prospectus supplement when the Republic determines that a particular debt security will bear interest that is not qualified stated interest.

If you invest in Original Issue Discount Notes you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Note you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period other than the final accrual period is an amount equal to the excess, if any of:

(i)

the product of the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over

(ii)	the sum of any qualified stated interest allocable to that accrual period.

Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating original issue discount for an initial short accrual period.

The “adjusted issue price” of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods (determined without regard to the amortization of any premium or acquisition premium, as described below), reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Note, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, and then as a payment of principal. The “yield to maturity” of a debt security is the discount rate that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Note denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

In the case of an Original Issue Discount Note that is a floating rate debt security, both the “yield to maturity” and the qualified stated interest generally will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Interest on a floating rate debt security generally will be treated as qualified stated interest and such a debt security generally will not be treated as an Original Issue Discount Note solely as a result of the fact that it provides for interest at a variable rate. Additional rules may apply if interest on a floating rate debt security is based on more than one interest index, or if the principal amount of the debt security is indexed in any manner.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis. You should consult with your tax adviser about this election.

In the case of an Original Issue Discount Note that is also a Foreign Currency Note, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the applicable foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payments or Accruals of Interest and Additional Amounts” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Note that is also a Foreign Currency Note you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Note that is also a Foreign Currency Note, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of such Original Issue Discount Note, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an Original Issue Discount Note for an amount that is greater than its adjusted issue price but equal to or less than its remaining redemption amount, you will be considered to have purchased that Original Issue Discount Note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount that you must include in gross income with respect to the Original Issue Discount Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year. The “remaining redemption amount” for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

Certain of the Original Issue Discount Notes may be redeemed prior to maturity, either at the Republic’s option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the prospectus supplement. Original Issue Discount Notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Notes with these features, you should carefully examine the prospectus supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

If a debt security provides for a scheduled accrual period that is longer than one year (for example, as a result of a long initial period on a debt security with interest that is generally paid on an annual basis), then stated interest on the debt security will not qualify as “qualified stated interest” under the applicable Treasury regulations. As a result, the debt security would be an Original Issue Discount Note. In that event, among other things, if you are a cash-method U.S. holder you will be required to accrue stated interest on the debt security under the rules for original issue discount described above, and regardless of your method of accounting for U.S. federal income tax purposes, you will be required to accrue original issue discount that would otherwise fall under the de minimis threshold.

Short-Term Debt Securities

The rules described above will also generally apply to debt securities with maturities of one year or less (“short- term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Notes. Except as noted below, if you are a cash-basis U.S. holder of a short-term debt security and are not a bank, securities dealer, regulated investment company or common trust fund and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange, redemption or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and common trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash- or accrual-basis U.S. holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold during the taxable year of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a Foreign Currency Note, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a Foreign Currency Note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the Note and the exchange rate on the date when the holder acquired the Note. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Note, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands in the amount of such difference. In this case, any payment, other than qualified stated interest on, or any gain that you realize on the disposition of, the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a Foreign Currency Note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the Foreign Currency Note.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a Foreign Currency Note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year) and, upon disposition of the Foreign Currency Note, you will generally realize exchange gain or loss based on the difference between such average exchange rate and the exchange rate on the date of disposition.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments

Special rules govern the tax treatment of certain debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating rate debt securities if the interest payable on the debt securities is based on more than one interest index. The Republic will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant prospectus supplement.

Foreign Currency Notes and Reportable Transactions

A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the Internal Revenue Service. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss relating to a Foreign Currency Note as a reportable transaction if the loss exceeds $50,000 in a single taxable year if the U.S. holder is an individual or trust, or higher amounts for other U.S. holders. In the event the acquisition, ownership or disposition of a Foreign Currency Note constitutes participation in a “reportable transaction” for purposes of these rules, you will be required to disclose your investment to the Internal Revenue Service, currently on Form 8886. You should consult your tax advisers regarding the application of these rules to the acquisition, ownership or disposition of Foreign Currency Notes.

Specified Foreign Financial Assets

Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include debt securities issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. You should consult your tax advisers concerning the application of these rules to your investment in the debt securities, including the application of the rules to your particular circumstances.

Information Reporting and Backup Withholding

The paying agent must file information returns with the Internal Revenue Service in connection with payments made on debt securities to certain United States persons. You generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules, or you otherwise establish an exemption. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities (although you generally will not be subject to backup withholding tax if you satisfy the requirements described above). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

The Republic may sell the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

In addition, the Republic may sell the debt securities through a combination of any of the above methods of sale. In some cases, the Republic or dealers acting with the Republic or on the Republic’s behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of the Republic’s securities through any of these methods or other methods described in the applicable prospectus supplement.

The prospectus supplement relating to a particular series of debt securities will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to the Republic from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agent commissions or other items constituting agents’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the debt securities for its own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The debt securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from the Republic, and they will be obligated to purchase all of the debt securities if any are purchased. The underwriters may from time to time change without notice any public offering price of a particular series of debt securities and any discounts or concessions allowed or reallowed or paid to dealers.

If the Republic sells debt securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by the Republic. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the debt securities for their own account. Agents may be deemed to be “underwriters” as that term is defined in the United States Securities Act of 1933, as amended, or the Securities Act.

The Republic may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from the Republic at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

The Republic may offer debt securities as consideration for the purchase of the Republic’s other debt securities, either in connection with a publicly announced tender offer or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of debt securities directly or through underwriters or agents. Agents and underwriters may be entitled to indemnification by the Republic against certain liabilities, including liabilities under the Securities Act or to contribution from the Republic with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters or their respective affiliates may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, the Republic, including in the ordinary course of business for which they may receive customary fees and expense reimbursement.

LEGAL MATTERS

Except as may otherwise be indicated in any prospectus supplement, the validity of any particular series of debt securities will be passed upon on behalf of the Republic by Cleary Gottlieb Steen & Hamilton LLP, United States counsel to the Republic, and Lee & Ko, Korean counsel to the Republic. The validity of any particular series of debt securities will be passed upon on behalf of any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

The authorized representative of the Republic in the United States is Mr.  Minsik Shin, Consul, Korean Consulate General in New York, located at 460 Park Avenue, 9th Floor, New York, New York 10022.

OFFICIAL STATEMENTS AND DOCUMENTS

The Minister of Economy and Finance of The Republic of Korea, in his official capacity, has supplied the information set out under “The Republic of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement relating to the securities to be offered by this prospectus may contain future expectations, projections or “forward-looking statements”, as defined in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “expect”, “anticipate”, “estimate”, “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although the Republic believes that the expectations reflected in the forward-looking statements are reasonable, the Republic can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from the Republic’s expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to the Republic or persons acting on the Republic’s behalf are expressly qualified in their entirety by the Cautionary Statements.

Factors that could adversely affect the future performance of the Korean economy include:

•

the occurrence of severe health epidemics in Korea or other parts of the world, including the ongoing global outbreak of the COVID-19 pandemic, swine or avian flu, Ebola or Middle East respiratory syndrome;

•

adverse conditions or uncertainty in the economies of countries and regions that are important export markets for Korea, such as the United States, Europe, Japan and China, or in emerging market economies in Asia or elsewhere, in particular in light of the ongoing global outbreak of the COVID-19 pandemic;

•

adverse changes or volatility in foreign currency reserve levels, commodity prices (including oil prices), exchange rates (including fluctuation of the U.S. dollar, the euro or Japanese Yen exchange rates or revaluation of the Chinese yuan and the overall impact of Brexit on the value of the Korean Won), interest rates, inflation rates or stock markets;

•	difficulties in the financial sectors in Europe and elsewhere and increased sovereign default risks in selected countries and the resulting adverse effects on the global financial markets;

•	a substantial decrease in tax revenues and a substantial increase in the Government’s expenditures for fiscal stimulus measures, unemployment compensation and other economic and social programs, in particular in light of the Government’s ongoing efforts to provide emergency relief payments to households and emergency loans to corporations in need of funding, which, together, would lead to a Government budget deficit as well as an increase in the Government’s debt;

•	declines in consumer confidence and a slowdown in consumer spending, in particular due to the outbreak of infectious diseases, including the ongoing global outbreak of the COVID-19 pandemic;

•	increasing levels of household debt;

•	increasing delinquencies and credit defaults by consumer and small- and medium-sized enterprise borrowers;

•	further decreases in the market prices of Korean real estate;

•	increased uncertainties resulting from the United Kingdom’s exit from the European Union;

•

the continued growth of the Chinese economy, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment and the relocation of the manufacturing base from Korea to China), as well as a slowdown in the growth of China’s economy, which is Korea’s most important export market;

•

the investigations of large Korean conglomerates and their senior management for bribery, embezzlement and other possible misconduct relating to the impeachment and dismissal of former President Park Geun-hye in March 2017;

•	the economic impact of any pending or future free trade agreements;

•	social and labor unrest;

•	financial problems or lack of progress in the restructuring of Korean conglomerates, other large troubled companies, their suppliers or the financial sector;

•	loss of investor confidence arising from corporate accounting irregularities or corporate governance issues at certain Korean companies;

•	increases in social expenditures to support an aging population in Korea or decreases in economic productivity due to the declining population size in Korea;

•	geo-political uncertainty and risk of further attacks by terrorist groups around the world;

•

deterioration in economic or diplomatic relations between Korea and its trading partners or allies, including deterioration resulting from territorial or trade disputes or disagreements in foreign policy (such as the ongoing trade disputes between Korea and Japan and controversy between Korea and China regarding the decision to allow the United States to deploy the Terminal High Altitude Area Defense system in Korea);

•	political uncertainty or increasing strife among or within political parties in Korea;

•	natural or man-made disasters that have a significant adverse economic or other impact on Korea or its major trading partners;

•

hostilities or political or social tensions involving oil producing countries in the Middle East or North Africa and any material disruption in the supply of oil or sudden changes in the price of oil; and

•	an increase in the level of tensions or an outbreak of hostilities between North Korea and Korea or the United States.

FURTHER INFORMATION

The Republic filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act, and its related rules and regulations. You can find additional information concerning the Republic and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 100 F Street N.E., Washington, D.C. 20549.

The Securities and Exchange Commission maintains an Internet site that contains reports and other information regarding issuers that file electronically with the Securities and Exchange Commission. Any filings that the Republic makes electronically are available to the public over the Internet at the Securities and Exchange Commission’s website (http://www.sec.gov).

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 11.	Estimated Expenses.

It is estimated that our expenses in connection with the sale of the debt securities hereunder, exclusive of compensation payable to underwriters and agents, will be as follows:

SEC Registration Fee	US$	363,600
Listing Fee and Expenses		25,000
Printing Expenses		100,000
Rating Agencies’ Fees		350,000
Legal Fees and Expenses		400,000
Fiscal Agent Fees and Expenses		50,000
Blue Sky Fees and Expenses		3,000
Miscellaneous		200,000

Total	US$	1,491,600

*	Based on three underwritten offerings of the debt securities.

UNDERTAKINGS

The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

CONTENTS

This registration statement consists of:

(1)	The facing sheet.

(2)	An explanatory note.

(3)	Part I consisting of the prospectus.

(4)	Part II consisting of pages II-1 to II-6.

(5)	The following exhibits:

A.	Form of Underwriting Agreement, incorporated herein by reference to Exhibit C to the Registration Statement of The Republic of Korea (No.333-8502).

B.

Form of Fiscal Agency Agreement, dated as of April 17, 1998, including forms of debt securities, incorporated herein by reference to Exhibit A to the Registration Statement of The Republic of Korea (No. 333-8502).

C.

Form of Amendment No. 1 to the Fiscal Agency Agreement, dated as of June 3, 2003, incorporated herein by reference to Exhibit B-1 filed as part of Post-Effective Amendment No. 3 to the Registration Statement of The Republic of Korea (No. 333-8502).

C-1.

Form of Amendment No. 2 to the Fiscal Agency Agreement, dated as of July 17, 2018, incorporated herein by reference to Exhibit C-1 filed as part of Post-Effective Amendment No. 2 to the Registration Statement of The Republic of Korea (No. 333-214726).

D.

Form of debt securities (attached to the Form of Amendment No. 1 to the Fiscal Agency Agreement), incorporated herein by reference to Exhibit B-2 filed as part of Post-Effective Amendment No. 3 to the Registration Statement of The Republic of Korea (No. 333-8502).

D-1.

Form of debt securities (attached to the Form of Amendment No. 2 to the Fiscal Agency Agreement), incorporated herein by reference to Exhibit C-1 filed as part of Post-Effective Amendment No. 2 to the Registration Statement of The Republic of Korea (No. 333-214726).

E.	Opinion (including consent) of Bae, Kim & Lee LLC, Korean counsel to the Republic, in respect of the legality of the Debt Securities.*

F.	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to the Republic, in respect of the legality of the Debt Securities.*

G.	Consent of the Minister of Economy and Finance of the Republic of Korea (included on Page II-4).

H.

Power of Attorney of the Minister of Economy and Finance of the Republic of Korea, incorporated herein by reference to Exhibit H to the Registration Statement of The Republic of Korea (No. 333-118631).

I.

Letter appointing Authorized Representative of the Republic of Korea in the United States, incorporated herein by reference to Exhibit I to the Registration Statement of The Republic of Korea (No. 333-157904).

*	Previously filed.

SIGNATURE OF THE REGISTRANT

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant, The Republic of Korea, has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, The Republic of Korea, on the 8th day of July 2020.

THE REPUBLIC OF KOREA

By:	NAM-KI HONG †*
Minister of Economy and Finance

†By:	/s/ HYUNJOON JOO
HYUNJOON JOO (Attorney-in-fact)

*

Consent is hereby given to the use of his name in connection with the information specified in this registration statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the undersigned, a duly authorized representative of The Republic of Korea in the United States, has signed this registration statement or amendment thereto in The City of New York, New York, on the 8th day of July 2020.

By:	/s/ MINSIK SHIN
MINSIK SHIN
Consul
Korean Consulate General in New York

EXHIBIT INDEX

A.	Form of Underwriting Agreement, incorporated herein by reference to Exhibit C to the Registration Statement of The Republic of Korea (No.333-8502).

B.

Form of Fiscal Agency Agreement, dated as of April 17, 1998, including forms of debt securities, incorporated herein by reference to Exhibit A to the Registration Statement of The Republic of Korea (No. 333-8502).

C.

Form of Amendment No. 1 to the Fiscal Agency Agreement, dated as of June 3, 2003, incorporated herein by reference to Exhibit B-1 filed as part of Post-Effective Amendment No. 3 to the Registration Statement of The Republic of Korea (No. 333-8502).

C-1.

Form of Amendment No. 2 to the Fiscal Agency Agreement, dated as of July 17, 2018, incorporated herein by reference to Exhibit C-1 filed as part of Post-Effective Amendment No. 2 to the Registration Statement of The Republic of Korea (No. 333-214726).

D.

Form of debt securities (attached to the Form of Amendment No. 1 to the Fiscal Agency Agreement), incorporated herein by reference to Exhibit B-2 filed as part of Post-Effective Amendment No. 3 to the Registration Statement of The Republic of Korea (No. 333-8502).

D-1.

Form of debt securities (attached to the Form of Amendment No. 2 to the Fiscal Agency Agreement), incorporated herein by reference to Exhibit C-1 filed as part of Post-Effective Amendment No. 2 to the Registration Statement of The Republic of Korea (No. 333-214726).

E.	Opinion (including consent) of Bae, Kim & Lee LLC, Korean counsel to the Republic, in respect of the legality of the Debt Securities.*

F.	Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to the Republic, in respect of the legality of the Debt Securities.*

G.	Consent of the Minister of Economy and Finance of the Republic of Korea (included on Page II-4).

H.

Power of Attorney of the Minister of Economy and Finance of the Republic of Korea, incorporated herein by reference to Exhibit H to the Registration Statement of The Republic of Korea (No. 333-118631).

I.

Letter appointing Authorized Representative of the Republic of Korea in the United States, incorporated herein by reference to Exhibit I to the Registration Statement of The Republic of Korea (No. 333-157904).

*	Previously filed.